                                                                  EXHIBIT (a)(1)

                                ----------------

         OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE
                           EMPLOYEES FOR NEW OPTIONS
                            (THE "OFFER TO EXCHANGE")

                                -----------------



















This document constitutes part of a prospectus relating to the Amkor Technology, Inc. 1998 Stock Plan, the Amkor Technology, Inc. 1998 Director Option Plan and the Amkor Technology, Inc. 1998 Stock Plan for French Employees covering securities that have been registered under the Securities Act of 1933, as amended.

                                November 8, 2002

                             AMKOR TECHNOLOGY, INC.

OFFER TO EXCHANGE ALL OUTSTANDING, UNEXERCISED OPTIONS HELD BY ELIGIBLE EMPLOYEES AND DIRECTORS UNDER THE AMKOR TECHNOLOGY, INC. 1998 STOCK PLAN, THE AMKOR TECHNOLOGY, INC. 1998 DIRECTOR OPTION PLAN OR THE AMKOR TECHNOLOGY, INC. 1998 STOCK PLAN FOR FRENCH EMPLOYEES FOR A NEW OPTION TO BE GRANTED UNDER EITHER THE AMKOR TECHNOLOGY, INC. 1998 STOCK OPTION PLAN OR THE AMKOR TECHNOLOGY, INC. 1998 STOCK OPTION PLAN FOR FRENCH EMPLOYEES.

      The offer and withdrawal rights of this Offer to Exchange expire at 5:00 p.m., Mountain Standard Time, on December 10, 2002, unless the Offer is extended. Should you decide to tender your options or withdraw your tendered options, we must RECEIVE, before 5:00 p.m., Mountain Standard Time, on December 10, 2002, (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form or, as the case may be, a Notice to Change Election from Accept to Reject. These documents must be delivered by facsimile (fax # (480) 821-1470) or hand delivery to Amkor Technology, Inc., Stock Administration, Attn: Cathy Loucks, 1900 S. Price Road, Chandler, AZ 85248. Employees located outside the United States may also submit documents and inquiries related to the Offer to regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange. This is a one-time Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5:00 p.m. Mountain Standard Time on December 10, 2002.

      Amkor Technology, Inc. ("AMKOR," "WE" or "US") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Amkor common stock granted under the Amkor Technology, Inc. 1998 Stock Plan, as may be amended from time to time (the "1998 PLAN"), the Amkor Technology, Inc. 1998 Director Option Plan, as may be amended from time to time (the "DIRECTOR PLAN") or the Amkor Technology, Inc. 1998 Stock Plan for French Employees, as may be amended from time to time (the "FRENCH PLAN") for a new option which we will grant under the 1998 Plan, unless you are a tax resident of France, in which case you will be granted a new option under the French Plan. An "ELIGIBLE EMPLOYEE" refers to all employees of Amkor or one of our subsidiaries and members of the Board of Directors of Amkor as of the date the Offer commences and as of the date tendered options are cancelled. To clarify, non-employee affiliates and contractors are not eligible for the Offer. Please be sure to read Section 17 below, in which we discuss the tax consequences of participating in the Offer for eligible employees within the United States. Special tax considerations may apply to eligible employees resident or otherwise subject to taxation in China, France, Japan, Korea, the Philippines, Singapore, Switzerland, Taiwan and the United Kingdom. Please be sure to read Section 18 below, in which we discuss the tax consequences of participating in the Offer for eligible employees outside the United States and specific rules that apply to new options in certain jurisdictions. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Cathy Loucks dated November 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "OFFER").

      If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a new option grant to purchase a number of shares equal to the number of unexercised shares under the old option you are tendering. You may only tender options for all or none of the unexercised shares covered by any particular grant of options. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The Board of Directors of Amkor intends to grant the new options promptly after the date that is at least six months and one day from the date that we cancel the tendered options. All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5:00 p.m., Mountain Standard Time on December 10, 2002, or such date and time as we may extend the Offer (the "EXPIRATION DATE"), and we expect to cancel options on December 11, 2002, or as soon as possible thereafter (the "CANCELLATION DATE").

      IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL ALSO BE REQUIRED TO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX-MONTH PERIOD PRIOR TO THE COMMENCEMENT OF THE OFFER. This means that if you participate in the Offer, you will be required to tender all options granted to you since May 8, 2002.

      The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

      If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under the 1998 Plan, unless you are a tax resident of France, in which case you will be granted a new option under the French Plan. In order to receive a new option pursuant to this Offer, you must continue to be an employee or member of the Board of Directors as of the date on which the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. ONCE YOUR OPTION IS CANCELLED, IT IS GONE FOREVER. ACCORDINGLY, IF YOUR EMPLOYMENT OR STATUS AS A MEMBER OF AMKOR'S BOARD OF DIRECTORS TERMINATES FOR ANY REASON PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL NOT HAVE THE BENEFIT OF THE CANCELLED OPTION OR THE NEW OPTION.

      The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market on the date of grant (the exercise price for new options granted under the French Plan will in no event be less than 80% of the average fair market value of the stock during the twenty trading days prior to the date of grant).

      The number of shares subject to your new options will equal the number of unexercised and outstanding shares subject to your properly tendered options. The term of each new option will be extended by one year beyond the term of the original option. Subject to your continued status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor, as applicable, each new option will vest and be exercisable as follows:

      (i) On the one year anniversary of the grant date of your new option, your new option will vest and become exercisable as to the number of shares that would have been exercisable under the terms of your old option on the date your new option was granted. For example, if the grant date of the new options is June 12, 2003 and you tender an option to purchase 2,000 shares that would have been fully vested as of June 12, 2003 had it not been cancelled in connection with the Offer, you will be granted a new option to purchase 2,000 shares, all of which will be subject to vesting until June 12, 2004.

      (ii) Each month following the one year anniversary of the grant date of your new option, any shares subject to your new option that have not yet vested will vest and become exercisable as to that number of shares equal to one forty-eighth (1/48th) of the total shares granted under the original option. For example, if the grant date of the new option is June 12, 2003 and you tender an option to purchase 4,000 shares, 3,333 of which would have been vested as of June 12, 2003 and 667 of which would have been subject to continued vesting at a rate of 83 shares per month following June 12, 2003 had the option not been cancelled in connection with the Offer, you will be granted a new option to purchase 4,000 shares, 3,333 of which shall be subject to vesting until June 12, 2004 and 667 of which will shall vest at a rate of 83 shares per month each month following June 12, 2004.

      (iii) Notwithstanding the foregoing, new options granted under the French Plan will vest and become exercisable four years after the grant date of such options.

      Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options for exchange. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your options.

      Shares of Amkor common stock are traded on the Nasdaq National Market under the symbol "AMKR." On October 31, 2002, the closing price of our common stock reported on the Nasdaq National Market was $3.52 per share.

      WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

      THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should direct general questions about the Offer or requests for additional copies of this Offer, the memorandum from Cathy Loucks dated November 8, 2002, the Election Form and the Notice to Change Election From Accept to Reject to Cathy Loucks at telephone number (480) 821-5000 ext. 5069. Employees located outside the United States may also submit inquiries related to the Offer to regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange.

                                    IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, and fax or hand deliver it and any other required documents to Amkor Technology, Inc., Attn:
Cathy Loucks, at fax number (480) 821-1470. Employees located outside the United States may also submit documents and inquiries related to the Offer to regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange.

      We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM CATHY LOUCKS DATED NOVEMBER 8, 2002, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                                TABLE OF CONTENTS


                                                                                                         PAGE
                                                                                                         ----
SUMMARY TERM SHEET...................................................................................     1
CERTAIN RISKS........................................................................................    10
INTRODUCTION.........................................................................................    13
THE OFFER............................................................................................    16

         1.       Eligibility........................................................................    16
         2.       Number of Options; Expiration Date.................................................    16
         3.       Purpose of the Offer...............................................................    18
         4.       Procedures for Tendering Options...................................................    20
         5.       Withdrawal Rights and Change of Election...........................................    21
         6.       Acceptance of Options for Exchange and Issuance of New Options.....................    22
         7.       Conditions of the Offer............................................................    24
         8.       Source and Amount of Consideration.................................................    25
         9.       Effect of a Change of Control Prior to the Granting of New Options.................    25
         10.      Terms of New Options...............................................................    26
         11.      Information Concerning Amkor.......................................................    29
         12.      Financial Information..............................................................    30
         13.      Price Range of Shares Underlying the Options.......................................    30
         14.      Interests of Directors and Officers; Transactions and Arrangements Concerning the
                  Options............................................................................    31
         15.      Status of Options Acquired by Us in the Offer; Accounting Consequences of the Offer    32
         16.      Legal Matters; Regulatory Approvals................................................    32
         17.      Material US Federal Income Tax Consequences........................................    33
         18.      Material Non-US Tax Consequences...................................................    35
         19.      Extension of Offer; Termination; Amendment.........................................    44
         20.      Fees and Expenses..................................................................    45
         21.      Additional Information.............................................................    45
         22.      Miscellaneous......................................................................    46

SCHEDULE A...........................................................................................     i
SCHEDULE B...........................................................................................    ii
SCHEDULE C...........................................................................................    vi

                               SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Cathy Loucks dated November 8, 2002, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the memorandum from Cathy Loucks dated November 8, 2002, the Election Form and the Notice to Change Election From Accept to Reject, as well as our annual report on Form 10-K for the fiscal year ended December 31, 2001, as amended, our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2002 and our current report on Form 8-K, which contains Amkor's financial statements for the quarter ended September 30, 2002, all of which are available free of charge to the public on either the SEC's Internet site at http://www.sec.gov or Amkor's Internet site at http://www.amkor.com. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.   WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

A1. We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Amkor granted under the 1998 Plan, the Director Plan or the French Plan that are held by eligible employees for new options which we will grant under the 1998 Plan, unless you are a tax resident of France, in which case you will be granted a new option under the French Plan. (Page 16)

Q2.   WHO IS ELIGIBLE TO PARTICIPATE?

A2. Employees and members of the Board of Directors are eligible to participate if they are employees or members of the Board of Directors of Amkor or one of our subsidiaries as of the date the Offer commences and the date on which the tendered options are cancelled. To clarify, non-employee affiliates and contractors are not eligible to participate.

      In order to receive a new option, you must remain an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor as of the date the new options are granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. If Amkor does not extend the Offer, the new options will be granted no earlier than June 12, 2003. (Page 16)

Q3.   ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

A3. All employees outside the United States are eligible to participate. The tender of your existing options for cancellation in exchange for the grant of new options may be a taxable event in certain countries outside of the U.S. Please be sure to read Section 18 of this Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside of the United States. (Page 16)

Q4.   WHY IS AMKOR MAKING THE OFFER?

A4. We believe that granting stock options provides an opportunity to: (1) align the interests of employees, members of the Board of Directors and stockholders, (2) provide incentives for employees to achieve high levels of performance, and (3) to provide members of the Board of Directors a continuing incentive to serve on our Board. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options currently are "underwater"). By making this offer to exchange outstanding options for new options that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees (including members of the Board of Directors) with the benefit of owning options that over time may have a greater potential to increase in value. (Page 18)

Q5.   WHAT ARE THE CONDITIONS OF THE OFFER?

A5. The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer. (Page 24)

Q6. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE TO RECEIVE THE NEW OPTIONS?

A6. To receive new options pursuant to the Offer and subject to the terms of the 1998 Plan and the French Plan, you must be an employee of Amkor or one of our subsidiaries or a member of the Board of Directors of Amkor, as applicable, as of the date the new options are granted. (Page 16)

      As discussed below, subject to the terms of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Amkor intends to grant the new options promptly after the date that is at least six months and one day from the Cancellation Date. If, for any reason, you do not remain an employee of Amkor or one of our subsidiaries or a member of the Board of Directors of Amkor, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 16)

Q7.   HOW MANY NEW OPTIONS WILL I RECEIVE IN EXCHANGE FOR MY TENDERED OPTIONS?

A7. If you meet the eligibility requirements, and subject to the terms of this Offer, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the option you are tendering (that is, options will be exchanged on a one-for-one basis) for tendered options. Unless prevented by law or applicable regulations new options will be granted under the 1998 Plan, except if you are a tax resident of France, in which case you will be granted a new option under the French Plan. All new options will be subject to a new option agreement between you and Amkor. (Page 26)

Q8.   WHEN WILL I RECEIVE MY NEW OPTIONS?

A8. We will grant the new options no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Amkor intends to grant the new options promptly after the date that is at least six months and one day from the Cancellation Date. If we cancel tendered options on December 11, 2002, which is the scheduled date for the cancellation of the options (the first business day following the Expiration Date), the new options will be granted no earlier than June 12, 2003. (Page 16)

Q9. WHY WON'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A9. If we were to grant the new options on any date that is earlier than six months and one day after the Cancellation Date, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards. (Page 32)

Q10. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE OTHER OPTION GRANTS BEFORE I RECEIVE MY NEW OPTIONS?

A10. No. If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options, if at all. Future option grants not associated with the Offer are discretionary and will be deferred in order to allow Amkor to avoid incurring compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of the Offer. In addition, you will not receive any options if you are no longer an employee of Amkor or one of our subsidiaries or a member of Amkor's Board of Directors, as applicable, on the date the new options are to be granted. (Page 22)

Q11.  WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

A11. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept and cancel all properly tendered options promptly following the Expiration Date. You have the right to change your election regarding particular tendered options at any time before the Expiration Date. The Expiration Date is expected to be 5:00 p.m., Mountain Standard Time, on December 10, 2002, unless we extend it. Thus, if for any reason you do not remain an employee of Amkor or one of our subsidiaries or a member of the Board of Directors of Amkor, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 22)

Q12.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTIONS BE?

A12. The exercise price per share of the new options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market for the date of grant (the exercise price for new options granted under the French Plan will in no event be less than 80% of the average fair market value of the stock during the twenty trading days prior to the date of grant). (Page
      27)

      Accordingly, we cannot predict the exercise price of the new options. Because the grant of new options will occur no earlier than the first business day that is six months and one day after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options. (Pages 27 and 30)

Q13. IF I CHOOSE TO TENDER AN OPTION THAT IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO TENDER ALL THE SHARES COVERED BY THAT OPTION?

A13. Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered.

      Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, since May 8, 2002). For example, if you received an option grant in June 2001 and a grant in July 2002 and you want to tender your June option grant, you would also be required to tender your July option grant. You are not required to tender any other awards, including grants of restricted stock. (Pages 16 and 17)

Q14.  WHEN WILL THE NEW OPTIONS VEST?

A14. The number of shares subject to your new options will equal the number of unexercised and outstanding shares subject to your properly tendered options. The term of each new option will be extended by one year beyond the term of the original option. Subject to your continued status as an employee of Amkor or one of its subsidiaries or a member of the

      Board of Directors of Amkor, as applicable, each new option will vest and be exercisable as follows:

            (i) On the one year anniversary of the grant date of your new option, your new option will vest and become exercisable as to the number of shares that would have been exercisable under the terms of your old option on the date your new option was granted. For example, if the grant date of the new options is June 12, 2003 and you tender an option to purchase 2,000 shares that would have been fully vested as of June 12, 2003 had it not been cancelled in connection with the Offer, you will be granted a new option to purchase 2,000 shares, all of which will be subject to vesting until June 12, 2004.

            (ii) Each month following the one year anniversary of the grant date of your new option, any shares subject to your new option that have not yet vested will vest and become exercisable as to that number of shares equal to one forty-eighth (1/48th) of the total shares granted under the original option. For example, if the grant date of the new option is June 12, 2003 and you tender an option to purchase 4,000 shares, 3,333 of which would have been vested as of June 12, 2003 and 667 of which would have been subject to continued vesting at a rate of 83 shares per month following June 12, 2003 had the option not been cancelled in connection with the Offer, you will be granted a new option to purchase 4,000 shares, 3,333 of which shall be subject to vesting until June 12, 2004 and 667 of which will shall vest at a rate of 83 shares per month each month following June 12, 2004. (Page 27)

            (iii) Notwithstanding the foregoing, new options granted under the French Plan will vest and become exercisable four years after the grant date of such options.

Q15.  WHAT IF AMKOR ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

A15. It is possible that, prior to the grant of new options, we might effect, or enter into an agreement providing that we will enter into, a merger or other similar transaction. The Promise to Grant Stock Option, which we will give you, is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment. (Page
      25)

      You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of the transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer. (Page 25)

Q16. WHAT HAPPENS IF MY STATUS AS AN EMPLOYEE OF AMKOR OR ONE OF ITS SUBSIDIARIES OR A MEMBER OF THE BOARD OF DIRECTORS OF AMKOR, AS APPLICABLE, TERMINATES PRIOR TO THE GRANT DATE OF THE NEW OPTIONS?

A.16 If your status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor is terminated for any reason prior to the first business day that is six months and one day after the Cancellation Date, you will not receive any new options and you will have forfeited all rights to any options previously tendered in connection with the Offer. If your status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor is terminated after you have been granted new options, your new option will be subject to the terms and conditions of the plan under which it was granted and the option agreement entered into between you and Amkor. If the shares subject to your new option are vested and exercisable at the time you are terminated, the terms of the option agreement may provide that you will have thirty (30) days following the date of your termination in which to exercise such options and in the event of your termination as a result of your disability or death, the option agreement may provide that you will have twelve (12) months from the date of your termination in which to exercise your options. In addition, your option agreement may provide that you will be able to exercise your option for a period of twelve (12) months following your retirement if you meet certain eligibility criteria. (Page 16)

Q17. ARE THERE CIRCUMSTANCES OTHER THAN THE TERMINATION OF MY STATUS AS AN EMPLOYEE OF AMKOR OR ONE OF ITS SUBSIDIARIES OR MEMBER OF THE BOARD OF DIRECTORS OF AMKOR, AS APPLICABLE, WHERE I WOULD NOT BE GRANTED NEW OPTIONS?

A17. Yes. Even if we accept your tendered options, we will not grant new options to you if we are prohibited by applicable law or regulation from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable from the Cancellation Date until the date we grant new options, we will not grant you new options. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Page 24)

      Also, if you are no longer an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor, as applicable, on the date we grant new options, you will not receive any new options or any consideration on account of the cancelled options. (Page 17)

Q18. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

A18. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

      You should note that there is a risk that any incentive stock options ("ISOS") you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. (Page 33)

      However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options for U.S. tax purposes, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. (Page 33)

      We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a nonstatutory stock option ("NSO"). (Page 33)

Q19.  WILL I HAVE TO PAY TAXES IF I EXCHANGE OPTIONS IN THE OFFER?

A19. If you exchange your current options for new options, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the new options, you will not be required under current law to recognize income for U.S. federal income tax purposes. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF TENDERING OPTIONS THROUGH THE OFFER. If you are an eligible employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction outside of the United States, we likewise recommend that you consult with your own tax advisor (at your own expense) to determine the income and social tax consequences of the Offer under the laws of the country in which you live and work. Also please refer to Sections 17 and 18 of this Offer to Exchange. (Pages 33 and 34)

Q20.  IF MY CURRENT OPTIONS ARE ISOS, WILL MY NEW OPTIONS BE ISOS?

A20. No. All new options will be nonstatutory stock options ("NSOs") for U.S. income tax purposes. (Page 26) Any income realized in connection with the exercise of the NSOs will be subject to tax as ordinary income to the extent that the fair market value of a share of Amkor stock exceeds the exercise price. NSOs are not eligible for tax favored treatment similar to the ISOs that you may decide to tender. Please refer to Section 17 of this Offer to Exchange.

Q21.  WHEN WILL MY NEW OPTION EXPIRE?

A21. The expiration date of each new option will be extended by one year beyond the expiration date of the original option in respect of which the new option will be issued, or earlier if your employment with Amkor or one of our subsidiaries or directorship with Amkor, as applicable, terminates. (Page 26)

Q22. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

A22. The Offer expires on December 10, 2002, at 5:00 p.m., Mountain Standard Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 7:00 a.m., Mountain Standard Time, on the next business day following the previously scheduled expiration of the offer period. (Page 18)

Q23.  HOW DO I TENDER MY OPTIONS?

A23. If you decide to tender your options, we must receive, before 5:00 p.m., Mountain Standard Time, on December 10, 2002 (or such later date and time as we may extend the Expiration Date), a properly completed and executed Election Form and any other documents required by the Election Form via facsimile (fax # (480) 821-1470) or hand delivery to Amkor Technology, Inc., Attn: Cathy Loucks, 1900 S. Price Rd, Chandler, AZ 85248. Employees located outside the United States may also submit documents and inquiries related to the Offer to regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5:00 p.m. Mountain Standard Time on December 10, 2002 (or such later date and time as we may extend the expiration of the Offer). We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly after the Expiration Date. (Page 20)

Q24.  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

A24. You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Mountain Standard Time, on December 10, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to us via facsimile (fax # (480) 821-1470) or hand delivery to Amkor Technology, Inc., Attn: Cathy Loucks, 1900 S. Price Rd, Chandler, AZ 85248, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Employees located outside the United States may also submit a signed Notice to Change Election From Accept to Reject, while they still have the right to withdraw the tendered options, to regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. (Page 21)

Q25.  CAN I CHANGE MY ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

A25. Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 5:00 p.m., Mountain Standard Time, on December 10, 2002. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to us via facsimile (fax # (480) 821-1470) or hand delivery to Amkor Technology, Inc., Attn: Cathy Loucks, 1900 S. Price Rd, Chandler, AZ 85248, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. Employees located outside the United States may also submit a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form to regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange. (Page 21)


Q26.  DO AMKOR AND ITS BOARD OF DIRECTORS RECOMMEND THAT I TAKE THE OFFER?

A26. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this Offer to Exchange, the related memorandum from Cathy Loucks, dated November 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see "Certain Risks of Participating in the Offer" beginning on page 10 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Pages 33 and 34)

Q27.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A27. You should rely only on information contained in this document or to documents that are referenced in this document. Amkor has not authorized any person to interpret this offer or to make any recommendation on our behalf in connection with this offer. For questions concerning timing or procedural matters related to the Offer or how to locate additional information, you should contact Cathy Loucks, at (480) 821-5000 ext. 5069 or to the regional Amkor administrators as set forth in Schedule A to this Offer to Exchange.

Q28.  WHERE CAN I OBTAIN COPIES OF THE DOCUMENTS CONSTITUTING THE OFFER?

A28. You can obtain copies of the documents constituting the Offer by contacting Cathy Loucks, at (480) 821-5000 ext. 5069. Employees located outside the United States may also request documents related to the Offer from the regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange.

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

      Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 30 in Amkor's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, filed on April 1, 2002, and as amended as of May 24, 2002, and on page 27 in Amkor's Quarterly Report on Form 10-Q, for the quarter ended June 30, 2002, filed on August 14, 2002 highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Cathy Loucks, dated November 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

                                 ECONOMIC RISKS

IF YOUR EMPLOYMENT WITH AMKOR OR ONE OF ITS SUBSIDIARIES OR STATUS AS A MEMBER OF AMKOR'S BOARD OF DIRECTORS TERMINATES FOR ANY REASON PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL NOT RECEIVE A NEW OPTION OR THE RETURN OF YOUR CANCELLED OPTION.

         Once your option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment with Amkor or one of its subsidiaries or status as a member of Amkor's Board of Directors, as applicable, terminates for any reason prior to the grant of the new option, you will have the benefit of neither the cancelled option nor the new option. The Offer is not a guarantee of employment or service as a director for any period. Your employment with Amkor or one of its subsidiaries remains "at will" and may be terminated at any time by either you or Amkor (or one of its subsidiaries, as applicable), with or without cause or notice, subject to the provisions of the laws of your country of residence. Any director may be removed at any time upon the vote of stockholders of Amkor holding a majority of the Amkor's outstanding common stock.

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTIONS THAT YOU WILL RECEIVE IN EXCHANGE FOR THEM.

      We cannot predict the exercise price of new options. Because we will grant new options no earlier than the first business day that is six months and one day after the Cancellation Date, the new options may have a higher exercise price than some or all of your current options. For example, if you cancel options with a $20 exercise price, and Amkor's stock appreciates to $30 when the new option grants are made, your new option will have a higher exercise price than the cancelled option.

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY NEW OPTION GRANTS UNTIL JUNE 12, 2003, AT THE EARLIEST.

      Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive the options issued to you in exchange for your tendered options until the first business day that is six months and one day after the Cancellation Date. Our Board of Directors intends to grant the new options promptly after the Cancellation Date.

      In addition, besides the new options to be granted in connection with the Offer, you will not be eligible to receive any other option grants until June 12, 2003 at the earliest.

IF WE ARE PROHIBITED BY APPLICABLE LAW OR REGULATIONS FROM GRANTING NEW OPTIONS, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

      We will not grant new options to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you any new options and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

                      TAX-RELATED RISKS FOR U.S. RESIDENTS

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR ISOS MAY BE AFFECTED.

      We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

      However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISOs that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

                    TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

      Country specific tax-related information for each country in which eligible employees or members of our Board of Directors are tax residents is provided in Section 18 of the Offer below. This country specific information does not discuss all of the tax consequences that may be relevant to you when considering your particular circumstances, nor is it intended to be applicable to all categories of option holders in all respects.

                             BUSINESS-RELATED RISKS

      For a description of risks related to Amkor's business, please see the risk factors beginning on page 30 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended on May 24, 2002, and beginning on page 27 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002. See "Additional Information" beginning on page 45 for instructions on how you can obtain additional copies of these and of other Amkor Securities and Exchange Commission ("SEC") filings.

                                  INTRODUCTION

      Amkor Technology, Inc. ("AMKOR," "WE" or "US") is offering employees and members of our Board of Directors the opportunity to exchange all outstanding options to purchase shares of Amkor common stock granted under the Amkor Technology, Inc. 1998 Stock Plan (the "1998 PLAN"), the Amkor Technology, Inc. 1998 Director Option Plan (the "DIRECTOR PLAN") and the Amkor Technology, Inc. 1998 Stock Option Plan for French Employees (the "FRENCH PLAN") for a new option we will grant under the 1998 Plan, unless you are a tax resident of France, in which case you will be granted a new option under the French Plan. An "ELIGIBLE EMPLOYEE" refers to all employees of Amkor or one of our subsidiaries and members of the Board of Directors of Amkor, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, including our executive officers. Please be sure to read Section 18 of the Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside the United States. We are making the Offer upon the terms and the conditions described in this Offer to Exchange, the related memorandum from Cathy Loucks dated November 8, 2002, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "OFFER").

      If you satisfy the terms of this offer, we will grant you a new option to purchase the same number of unexercised shares covered by old options you are tendering. Subject to the terms and conditions of this Offer, we will grant the new options no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The grant date for the new options will be no earlier than June 12, 2003, unless the Offer is extended, in which case the grant date of the new options will be no earlier than six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to a particular option grant. Partial tenders consisting of some, but not all, of the unexercised shares subject to an option grant will not be accepted. In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered.

         All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5:00 p.m. Mountain Standard Time on December 10, 2002, or such date and time as we may extend the Offer (the "EXPIRATION DATE"), and we expect to cancel options on December 11, 2002, or as soon as possible thereafter (the "CANCELLATION DATE"). IF YOU TENDER ANY OPTION GRANT FOR EXCHANGE, YOU WILL BE REQUIRED TO ALSO TENDER ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX-MONTH PERIOD PRIOR TO THE COMMENCEMENT OF THE OFFER. This means that if you participate in the Offer, you will be required to tender all options granted to you since May 8, 2002.

      The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

      If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you new options under either the 1998 Plan or the French Plan. IN ORDER TO RECEIVE A NEW OPTION PURSUANT TO THIS OFFER, YOU MUST CONTINUE TO BE AN EMPLOYEE OF AMKOR OR ONE OF ITS SUBSIDIARIES OR A MEMBER OF AMKOR'S BOARD OF DIRECTORS, AS APPLICABLE, AS OF THE DATE ON WHICH THE NEW OPTIONS ARE GRANTED, WHICH WILL BE NO EARLIER THAN SIX MONTHS AND ONE DAY AFTER THE CANCELLATION DATE.

      The exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market on the date of grant (the exercise price for new options granted under the French Plan will in no event be less than 80% of the average fair market value of our common stock during the twenty trading days prior to the date of grant).

      The number of shares subject to your new options will equal the number of unexercised and outstanding shares subject to your properly tendered options. The expiration date of each new option will be extended by one year beyond the expiration date of the original option or earlier if your employment with Amkor or one of our subsidiaries or directorship with Amkor, as applicable, terminates. Subject to your continued status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor, as applicable, each new option will vest and be exercisable as follows:

      (i) On the one year anniversary of the grant date of your new option, your new option will vest and become exercisable as to the number of shares that would have been exercisable under the terms of your old option on the date your new option was granted. For example, if the grant date of the new options is June 12, 2003 and you tender an option to purchase 2,000 shares that would have been fully vested as of June 12, 2003 had it not been cancelled in connection with the Offer, you will be granted a new option to purchase 2,000 shares, all of which will be subject to vesting until June 12, 2004.

      (ii) Each month following the one year anniversary of the grant date of your new option, any shares subject to your new option that have not yet vested will vest and become exercisable as to that number of shares equal to one forty-eighth (1/48th) of the total shares granted under the original option. For example, if the grant date of the new option is June 12, 2003 and you tender an option to purchase 4,000 shares, 3,333 of which would have been vested as of June 12, 2003 and 667 of which would have been subject to continued vesting at a rate of 83 shares per month following June 12, 2003 had the option not been cancelled in connection with the Offer, you will be granted a new option to purchase 4,000 shares, 3,333 of which shall be subject to vesting until June 12, 2004 and 667 of which will shall vest at a rate of 83 shares per month each month following June 12, 2004.

      (iii) Notwithstanding the foregoing, new options granted under the French Plan will vest and become exercisable four years following the grant date of such options.

      Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

      As of October 31, 2002, options to purchase 14,807,226 of our shares were issued and outstanding, all of which options were held by eligible employees.

                                    THE OFFER

      1. ELIGIBILITY

      Individuals are "ELIGIBLE EMPLOYEES" if they are employees of Amkor or one of our subsidiaries or members of the Board of Directors of Amkor as of the date the Offer commences and the date on which the tendered options are cancelled, including our executive officers. To clarify, non-employee affiliates and contractors are not eligible to participate in the Offer. Please be sure to read
Section 17 below, in which we discuss the tax consequences of participating in the Offer for eligible employees and members of the Board of Directors within the United States. Special tax considerations may apply to employees resident or otherwise subject to taxation in China, France, Japan, Korea, the Philippines, Singapore, Switzerland, Taiwan and the United Kingdom. Please be sure to read
Section 18 below, in which we discuss the tax consequences of participating in the Offer for eligible employees outside the United States and specific rules that apply to new options in certain jurisdictions.

      IN ORDER TO RECEIVE A NEW OPTION, YOU MUST REMAIN AN EMPLOYEE OF AMKOR OR ONE OF ITS SUBSIDIARIES OR A MEMBER OF THE BOARD OF DIRECTORS OF AMKOR, AS APPLICABLE, AS OF THE DATE THE NEW OPTIONS ARE GRANTED, WHICH WILL BE NO EARLIER THAN THE FIRST BUSINESS DAY THAT IS SIX MONTHS AND ONE DAY AFTER THE CANCELLATION DATE. IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF AMKOR OR ONE OF OUR SUBSIDIARIES OR A MEMBER OF THE BOARD OF DIRECTORS THROUGH THE DATE WE GRANT THE NEW OPTIONS, YOU WILL NOT RECEIVE ANY NEW OPTIONS OR OTHER COMPENSATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. Subject to the terms and conditions of this Offer, if Amkor does not extend the Offer and your options are properly tendered by 5:00 p.m., Mountain Standard Time December 10, 2002, you will be granted new options no earlier than June 12, 2003.

      2. NUMBER OF OPTIONS; EXPIRATION DATE

      Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options to purchase shares of Amkor common stock granted under the 1998 Plan, the Director Plan and the French Plan that are held by eligible employees for a new option we will grant under either the 1998 Plan or the French Plan. The options must be properly tendered and not validly withdrawn in accordance with Section 5.

      We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares. For example, and except as otherwise described below, if you hold
(i) an option grant to purchase 1,000 shares at $2.00 per share, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares at an exercise price of $4.00 per share and (iii) an option grant to purchase 2,000 shares at an exercise price of $6.00 per share, you may tender:

      o     none of your options;

      o     your first option grant covering 300 remaining unexercised shares;

      o     your second option grant covering all 1,000 shares;

      o     your third option grant covering all 2,000 shares;

      o     two of your three option grants; or

      o     all three of your option grants.

      In this example, the above describes your only choices. For example, you may not tender your first option grant with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

      In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered.

      Also, if you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of the Offer (that is, May 8, 2002). For example, if you received an option grant in June 2001 and a grant in July 2002 and you want to tender your June option grant, you would also be required to tender your July option grant. You are not required to tender any other awards, including grants of restricted stock.

      If your options are properly tendered and accepted for exchange, we will grant you a new option to purchase the number of shares equal to the number of unexercised shares covered by the options you tender. The number of shares subject to the new options will be subject to adjustments for any stock splits, stock dividends and similar events and subject to the terms of this Offer. All new options will be subject to the terms of:

      o     either the 1998 Plan or the French Plan; and

      o     a new option agreement between you and Amkor.

      Once we have accepted options you tender, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the expiration of the Offer. You have the right to change your election regarding particular tendered options at any time before the expiration of the Offer. If, for any reason, you do not remain an employee of Amkor or one of our subsidiaries or a member of Amkor's Board of Directors, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason or if your directorship terminates for any reason, prior to the date we grant the new options, you will not receive anything for the options that you tendered and we cancelled.

      Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

      The term "EXPIRATION DATE" means 5:00 p.m., Mountain Standard Time, on December 10, 2002, unless and until we, in our sole discretion, have extended the period of time during which the Offer will remain open, in which event the term "EXPIRATION DATE" refers to the latest time and date at which the Offer, as so extended, expires. If you decide to tender your option or withdraw your tendered options, we must receive, before 5:00 p.m., Mountain Standard Time, on December 10, 2002 (or such date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form, or as the case may be, a Notice to Change Election from Accept to Reject. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer. See Section 19 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

      If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

      o we increase or decrease the amount of compensation offered for the options;

      o we decrease the number of options eligible to be tendered in the Offer; or

      o we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

      If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 19 of this Offer, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

      We will also notify you of any other material change in the information contained in this Offer.

      For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or federal holiday of the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Mountain Time.

      3. PURPOSE OF THE OFFER.

      We issued the options outstanding under the 1998 Plan, the Director Plan and the French Plan in order to:

      o align the interests of employees, members of the Board of Directors and stockholders; and

      o provide incentives for employees to achieve high levels of performance and for members of the Board of Directors to provide their services to the Company.

      The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Amkor. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are currently "underwater"). By making this Offer to exchange outstanding options for new options that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will grant new options no earlier than the first business day that is six months and one day after the Cancellation Date, there is a risk that the new options may have a higher exercise price than some or all of our current outstanding options.

      From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the new options, our shares could increase (or decrease) in value, and the exercise price of the new options could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the new options, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of Amkor for stock, tendering option holders might receive new options to purchase shares of a different issuer. The exercise price of any new options granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the new options for these or any other reasons.

      The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

      Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

      o any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

      o any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

      o any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      o any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

      o     any other material change in our corporate structure or business;

      o our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

      o our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

      o the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

      o the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender your options for exchange.

      4. PROCEDURES FOR TENDERING OPTIONS

      Proper Tender of Options.

      To validly tender your options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute and deliver the Election Form and any other required documents to us via facsimile (fax # (480) 821-1470) or hand delivery to Amkor Technology, Inc., Attention: Cathy Loucks, 1900 S. Price Rd, Chandler, AZ 85248. Employees located outside the United States may also submit documents and inquiries related to the Offer to regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange. Stock Administration must receive all of the required documents before the Expiration Date, 5:00 p.m., Mountain Standard Time, on December 10, 2002.

      THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and tenders of options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

      Our Acceptance Constitutes an Agreement.

      Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN AMKOR AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

      Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the expiration of the Offer all properly tendered options that have not been validly withdrawn.

      5. WITHDRAWAL RIGHTS AND CHANGE OF ELECTION

      You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

      You may withdraw your tendered options at any time before 5:00 p.m., Mountain Standard Time, on December 10, 2002. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by December 10, 2002, you may withdraw your tendered options at any time after December 10, 2002.

      To validly withdraw tendered options, you must deliver to Amkor Technology, Inc., Attn: Cathy Loucks via facsimile (fax # (480) 821-1470) or hand delivery, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options. Employees located outside the United States may also withdraw tendered options by submitting a signed and dated Notice to Change Election From Accept to Reject to the regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange.

      To validly change your election regarding the tender of particular options, you must deliver a new Election Form to Amkor Technology, Inc., Attn:
Cathy Loucks via facsimile (fax # (480) 821-1470), or hand delivery, in accordance with the procedures listed in Section 4 above. Employees located outside the United States may also submit documents to the regional Amkor administrators as set forth in Schedule A attached to this Offer to Exchange. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and must specify:

      o     the name of the option holder who tendered the options;

      o the grant number of all options to be tendered (the grant number is the Grant ID number on your Optionee Statement);

      o     the grant date of all options to be tendered;

      o     the exercise price of all options to be tendered; and

      o the total number of unexercised option shares subject to each option to be tendered.

      Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4 above.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

      6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF NEW OPTIONS

      Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate to be December 11, 2002, and you will be granted new options no earlier than the first business day that is six months and one day after the Cancellation Date. Our Board of Directors intends to grant the new options promptly after the date that is at least six months and one day after the Cancellation Date we cancel options tendered in this Offer. Thus, subject to the terms and conditions of this Offer, if your options are properly tendered by December 10, 2002, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on December 11, 2002, you will be granted new options no earlier than June 12, 2003. If we accept and cancel options properly tendered for exchange after December 10, 2002, the period in which the new options will be granted will be similarly delayed. Promptly after the date we accept and cancel options tendered for exchange, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant stock options to you in accordance with the terms of this Offer on a date no earlier than June 12, 2003.

      If we accept options you tender in the Offer, you will not be granted any other options until at least the grant date for your new options, if at all. Future option grants not associated with the Offer are discretionary and will be deferred in order to allow Amkor to avoid incurring compensation expense against our earnings because of accounting rules that could apply to interim option grants as a result of the Offer. In addition, you will not receive any options if you are no longer an employee of Amkor or one of our subsidiaries or a member of Amkor's Board of Directors, as applicable, on the date the new options are to be granted.

      Your new options will entitle you to purchase the same number of shares as the number of shares subject to options you tender. The number of shares subject to your new options will be as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Amkor or one of our subsidiaries or a member of Amkor's Board of Directors, as applicable, through the date we grant the new options, you will not receive any new options or other compensation in exchange for your tendered options which have been cancelled pursuant to this Offer.

      We are not accepting partial tenders of options. You may only tender options for all or none of the unexercised shares covered by any particular grant of options. In certain circumstances, for administrative convenience, a single option grant was prepared as two option grants because the option was to become exercisable as to a sufficient number of shares to exceed the $100,000 rule for incentive stock options. As a result of that rule, in those circumstances a single option grant will be treated as both an incentive stock option and a nonstatutory stock option. Our stock administrator prepares this option grant as two grants so as to be able to track whether an incentive or nonstatutory stock option has been exercised. Therefore, your records may reflect that you were granted two separate options on the same day when in reality it was one option grant. Accordingly, if you had your option grant prepared as two option grants for the reasons described above, the option will be treated as only one option for purposes of this Offer. As a result, if you tender the option, both the incentive stock option and the nonstatutory stock option must be tendered. FOR CLARITY, IF YOU FAIL TO TENDER ALL OF THE UNEXERCISED OPTIONS COVERED BY ANY PARTICULAR GRANT OF OPTIONS, THEN YOU WILL BE INELIGIBLE TO PARTICIPATE IN THE OFFER WITH RESPECT TO ANY OPTION ASSOCIATED WITH SUCH GRANT AND WE WILL REJECT ANY OPTIONS THAT YOU DO TENDER WITH RESPECT TO SUCH GRANT.

      If you decide to tender any of your option grants, then you must tender all of your options that were granted to you during the six-month period prior to the commencement of this offer (that is, May 8, 2002). For example, if you received an option grant in June 2001 and a grant in July 2002 and you want to tender your June option grant, you would also be required to tender your July option grant. You are not required to tender any other awards.

      For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered options that are not validly withdrawn. We will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered options.

      7. CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after November 8, 2002, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

      o there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of new options, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the Offer to Amkor) the contemplated benefits of the Offer to Amkor where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Amkor and to achieve high levels of performance;

      o there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Amkor, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

                  (a) make the acceptance for exchange of, or issuance of new options for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the offer;

                  (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue new options for, some or all of the tendered options;

                  (c) materially impair (such as by increasing the accounting or other costs of the Offer to Amkor) the contemplated benefits of the Offer to Amkor where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Amkor and to achieve high levels of performance; or

                  (d) materially and adversely affect Amkor's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Amkor;

      o there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

      o a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Amkor, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

      o any change or changes shall have occurred in Amkor's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is materially adverse to Amkor or will materially and adversely impair the contemplated benefits of the Offer to Amkor.

      The conditions of the Offer are for Amkor's benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

      8. SOURCE AND AMOUNT OF CONSIDERATION.

      We will issue new options to purchase shares of our common stock under either the 1998 Plan or the French Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the new options to be granted to each option holder will be equal to the number of unexercised shares subject to options tendered by the option holder and accepted for exchange and cancelled by us. The number of shares subject to new options will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding options from eligible employees, subject to the terms and conditions of this Offer, we will grant new options to purchase a total of approximately 14,807,226 shares of common stock. The shares issuable upon exercise of these new options would equal approximately 9.0% of the total shares of our common stock outstanding as of October 31, 2002.

      9. EFFECT OF A CHANGE OF CONTROL PRIOR TO THE GRANTING OF NEW OPTIONS

      If we are acquired or involved in a similar transaction before the new options are granted, we would require the surviving corporation to assume our obligation to grant new options. The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The new options would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant.

      You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the new options. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the new options, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the new options for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive new options to purchase shares of a different issuer.

      10. TERMS OF NEW OPTIONS

      The new options will be granted under the 1998 Plan, unless you are a tax resident of France, in which case you will be granted a new option under the French Plan. A new option agreement will be entered into between Amkor and each option holder who has tendered options in the Offer for every new option granted. The terms and conditions of the new options may vary from the terms and conditions of the options tendered for exchange but generally will not substantially and adversely affect the rights of option holders; provided, however, that if you are an employee who resides outside of the U.S., the terms and conditions of the new options will be set forth in a separate agreement between you and Amkor which may vary depending on your country of residence. All new options will be granted as nonstatutory stock options (NSOs).

      General.

      The maximum number of shares registered for issuance under the 1998 Plan is 16,058,351. As of October 31, 2002, 2,141,105 shares were available for grant under the 1998 Plan and 138,643 shares were available for grant under the French Plan. Each of these plans permit the granting of options that qualify as incentive stock options (ISOs) as well as nonstatutory stock options (NSOs).

      Administration.

      The 1998 Plan and the French Plan are both administered by the Board of Directors or the Compensation Committee appointed by the Board of Directors (the "ADMINISTRATOR"). Subject to the other provisions of the 1998 Plan and the French Plan, the Administrator has the power to determine the terms and conditions of the options granted, including the fair market value of the shares, the number of shares subject to the option and the exercisability of the options.

      Term.

      Your new options will expire on the date one (1) year after the original termination date of the old options for which they were exchanged, or earlier if your employment with Amkor or one of our subsidiaries or directorship with Amkor, as applicable, terminates.

      Termination.

      The termination of your option under the circumstances specified in this section will result in the termination of your interests in the plan under which your old option was granted. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other service providers, following the occurrence of certain corporate events, as described below.

      In the event your status as an employee or a member of the Board of Directors, as applicable, terminates, you may exercise your option within such period of time as is determined by the Administrator at the time of grant, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

      Exercise Price.

      The Administrator determines the exercise price at the time the option is granted. For all employees and members of the Board of Directors, the exercise price per share of the new options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market on the date of grant (the exercise price for new options granted under the French Plan will in no event be less than 80% of the average fair market value of our common stock during the twenty trading days prior to the date of grant).

      Vesting and Exercise.

      Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator. The number of shares subject to your new options will equal the number of unexercised and outstanding shares subject to your properly tendered options. The expiration date of each new option will be extended by one year beyond the expiration date of the original option, subject to earlier if your employment with Amkor or one of its subsidiaries or our directorship as applicable, terminates. Subject to your continued status as an employee of Amkor or one of its subsidiaries or a member of the Board of Directors of Amkor, as applicable, each new option will vest and be exercisable as follows:

      (i) On the one year anniversary of the grant date of your new option, your new option will vest and become exercisable as to the number of shares that would have been exercisable under the terms of your old option on the date your new option was granted. For example, if the grant date of the new options is June 12, 2003 and you tender an option to purchase 2,000 shares that would have been fully vested as of June 12, 2003 had it not been cancelled in connection with the Offer, you will be granted a new option to purchase 2,000 shares, all of which will be subject to vesting until June 12, 2004.

      (ii) Each month following the one year anniversary of the grant date of your new option, any shares subject to your new option that have not yet vested will vest and become exercisable as to that number of shares equal to one forty-eighth (1/48th) of the total shares granted under the original option. For example, if the grant date of the new option is June 12, 2003 and you tender an option to purchase 4,000 shares, 3,333 of which would have been vested as of June 12, 2003 and 667 of which would have been subject to continued vesting at a rate of 83 shares per month following June 12, 2003 had the option not been cancelled in connection with the Offer, you will be granted a new option to purchase 4,000 shares, 3,333 of which shall be subject to vesting until June 12, 2004 and 667 of which will shall vest at a rate of 83 shares per month each month following June 12, 2004.

      (iii) Notwithstanding the foregoing, new options granted under the French Plan will vest and become exercisable four years after the grant date of such options.

      Payment of Exercise Price.

      You may exercise your options, in whole or in part, either via the internet, through your account established on the Salomon Smith Barney website, or by contacting them directly in the US, (toll free), 1-800-477-3041, or from outside the US, at (303) 572-4000. You must pay in full the option exercise price at the time of exercise. The Administrator has the power to determine the permissible methods of payment of the option exercise price under either such plan.

      Adjustments Upon Certain Events.

      If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option

      In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for thirty (30) days from the date we provide you with notice of the accelerated vesting as to options granted under the French Plan and ninety
(90) days from the date we provide you with notice of the accelerated vesting as to options granted under the 1998 Plan and the option will terminate at the end of such time period in either case.

      In the event there is a liquidation or dissolution of Amkor, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the accelerated exercisability of any option.

      Termination of Employment.

      If, for any reason, you are not an employee of Amkor or one of our subsidiaries or a member of the Board of Directors of Amkor, as applicable, from the date you tender options through the date we grant the new options, you will not receive any new options or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if your directorship terminates or you resign, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the new options, you will not receive anything for the options that you tendered and, because we will have cancelled the options that you tendered, we will not be able to return your old options to you.

      Transferability of Options.

      Unless determined otherwise by the Administrator, new options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Administrator makes an option transferable, such option shall contain such additional terms and conditions, as the Administrator deems appropriate.

      Registration of Option Shares.

      An aggregate of 16,058,351 shares of common stock issuable upon exercise of options under the 1998 Plan have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all new options to be granted pursuant to the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws.

      U.S. Federal Income Tax Consequences.

      You should refer to Section 17 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences relating to the new options, and the options tendered for exchange, as well as the consequences of accepting or rejecting the new options under this Offer to Exchange. You should refer to
Section 17 of this Offer to Exchange for a discussion of the tax consequences relating to the new options, as well as the consequences of participating in the Offer, if you are resident outside of the U.S. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country.

      Our statements in this Offer to Exchange concerning the 1998 Plan, the French Plan and the new options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1998 Plan, the French Plan and the applicable form of option agreement thereunder. Please contact Cathy Loucks at telephone number (480) 821-5000 ext. 5069 or a regional Amkor administrator as set forth in Schedule A attached to this Offer to Exchange to receive a copy of either the 1998 Plan or the French Plan and the applicable form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

      Accounting Consequences.

      You should refer to Section 15 of this Offer to Exchange for a discussion of the financial accounting consequences relating to the new options, the options tendered for exchange, as well as the consequences of Offer to Amkor.

      11. INFORMATION CONCERNING AMKOR

      Our principal executive offices are located at 1345 Enterprise Drive, West Chester, PA 19380, and our telephone number is (610) 431-9600. We were incorporated and began operations in September, 1997.

      Amkor is the world' largest provider of outsourced semiconductor packaging and test services. The semiconductors that we package and test for our customers ultimately become components in electric systems used in communications, computing, consumer, industrial, automotive and military applications. Amkor has become a leader in its industry by:

      o providing one of the industry' broadest offerings of packaging and test services;

      o staying at the forefront in the development and commercialization of advanced packaging and test technology;

      o developing and long-standing relationships with customers, including many of the world' leading semiconductor companies; and

      o possessing high volume production capabilities in key microelectronics centers in Asia.

      Our customers include, among others, Agere Systems, Inc., Atmel Corporation, Intel Corporation, LSI Logic Corporation, Motorola, Inc., Philips Electronics N.V., ST Microelectronics PTE, Sony Semiconductor Corporation, Texas Instruments, Inc. and Toshiba Corporation. The outsourced semiconductor packaging and test market is very competitive. We also compete from time to time with many of our vertically integrated customers, who may decide to outsource or not outsource certain of their packaging and test requirements.

      In addition to our core business of semiconductor assembly and test, we also market the output of fabricated semiconductor wafers provided by a foundry owned and operated by Anam Semiconductor, Inc. (ASI).

      We are headquartered in West Chester, Pennsylvania and have offices around the world.

      12. FINANCIAL INFORMATION

      Attached as Schedule B to this Offer to Exchange are our financial statements that are included in our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2001, filed with the SEC on April 25, 2002, and in our Current Report on Form 8-K, which contains our financial statements for the fiscal quarter ended September 30, 2002 and which was filed with the SEC on October 30, 2002. See "Additional Information" beginning on page 45 for instructions on how you can obtain more complete financial information by accessing our public filings with the SEC, including the filings that contain our financial statements attached to this Offer to Exchange.

      13. PRICE RANGE OF SHARES UNDERLYING THE OPTIONS

      The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "AMKR." The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                                    High                        Low
                                                                  --------                    --------
Fiscal Year 2002
     First Quarter                                                $  22.31                    $  13.00
     Second Quarter                                                  24.25                        3.90
     Third Quarter                                                    6.10                        1.20
     Fourth Quarter (through October 31, 2002)                        3.52                        1.61

Fiscal Year 2001
     First Quarter                                                $23.6250                    $14.6250
     Second Quarter                                                25.0000                     14.8750
     Third Quarter                                                 22.4800                     10.5200
     Fourth Quarter                                                18.0200                      9.4200

Fiscal Year 2000
     First Quarter                                                $64.5625                    $24.6875
     Second Quarter                                                61.6250                     29.1875
     Third Quarter                                                 38.8125                     22.3750
     Fourth Quarter                                                26.3750                      12.000

      As of October 31, 2002, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market was $3.52 per share.

      We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

      14. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule C. As of October 31, 2002 our executive officers and non-employee directors (10 persons) as a group owned options outstanding under our 1998 Plan to purchase a total of 2,881,589 of our shares, which represented approximately 20.7% of the shares subject to all options outstanding under that plan as of that date and owned options outstanding under our Director Plan to purchase a total of 155,000 of our shares, which represented 100% of the shares subject to all options outstanding under that plan as of that date.

      In the sixty (60) days prior to and including October 31, 2002, the executive officers and directors of Amkor had the following transactions involving options to purchase our common stock or in our common stock:

      o On September 5, 2002, John Neff, a member of Amkor's Board of Directors purchased 100,000 shares of Amkor's common stock for prices ranging from $1.98 per share to $2.04 per share.

      Except as otherwise described above, to our knowledge there have been no transactions in options to purchase our shares or in our shares which were effected during the 60 days prior to and including October 31, 2002 by Amkor or, to our knowledge, by any executive officer or director of Amkor.

      15. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER

      Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants of new options under the plan under which such options were originally granted. To the extent these shares are not fully reserved for issuance upon exercise of the new options to be granted in connection with the Offer, the shares returned to the either the 1998 Plan or the French Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

      We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

      o we will grant new options no earlier than the first business day that is six months and one day after the date that we accept and cancel options tendered for exchange, and

      o the exercise price of all new options will equal the market value of the shares of common stock on the date we grant the new options.

      If we were to grant the new options on any date which is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the new options as variable awards. This means that we would be required to record the non-cash accounting impact of decreases and increases in the company's share price as a compensation expense for the new options issued under this Offer. We would have to continue this variable accounting for these new options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the new options for six months and one day, we believe we will not have to treat the new options as variable awards.

      16. LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of new options as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue new options for tendered options is subject to the conditions described in
Section 4.

      If we are prohibited by applicable laws or regulations from granting new options during the period beginning immediately after the day that is six months and one day from the date that we cancel the options accepted for exchange, in which period we currently expect to grant the new options, we will not grant any new options. Such a prohibition could result from changes in foreign or domestic laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant any new options and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

      17. MATERIAL US FEDERAL INCOME TAX CONSEQUENCES

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work or under which you are otherwise subject to taxation (please see Section 18).

      Option holders who exchange outstanding options for new options should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer. Please note that all new options granted pursuant to the Offer will be nonstatutory stock options.

      Incentive Stock Options ("ISOS")

      In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. In this event we will not be entitled to any tax deduction. The disposition of the option shares is qualifying if it is made:

      o     more than two years after the date the ISO was granted, and

      o     more than one year after the date the ISO was exercised.

      If you dispose of the shares before either holding period, the lesser of
(i) the excess of the fair market value of the shares at the date of exercise over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to you at the time of the disposition. Any additional gain or loss, if any, will be long-term gain or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised. We will be entitled to a tax deduction equal to the amount of any income you recognize upon a disqualifying disposition, if we comply with certain reporting requirements.

      You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

      However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

      Nonstatutory Stock Options ("NSOS")

      Under current law, an option holder will not realize taxable income upon the grant of an NSO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee. Gain or loss on the subsequent sale of shares equal to the difference between the sales price and the fair market value of the share on the date of exercise will be taxed as capital gains. The gain or loss will be deemed as long-term or short-term, depending on whether the shares were sold more than one year after the option was exercised.

      We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

      18. MATERIAL NON-US TAX CONSEQUENCES

      The following are general summaries of the tax consequences of the cancellation of existing options and grant of new options under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of China, France, Japan, Korea, the Philippines, Singapore, Switzerland, Taiwan and the United Kingdom. This discussion is based on tax law in these respective countries as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are a citizen or resident of another country or transfer your residence (or change citizenship during the term of your new option) the information in this summary may not be applicable to you. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.

                             TAX RESIDENTS OF CHINA

A. Will the voluntary tendering of my outstanding stock options trigger a taxable event?

      No, a taxable event should not be triggered when you tender your outstanding stock options.

B. Will the granting of new stock options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

C. When will my new stock options become taxable?

      When you exercise your new stock options, you will be subject to income tax on the "spread" (the difference between the fair market value of the underlying stock option at the time of exercise and the exercise price) at rates of up to 45%.

      When you sell your stock because you are limited to cashless exercise, no additional capital gains tax will be due.

D. Will the Company withhold taxes or report any benefit arising from the stock options on my behalf?

      Yes, the Company will withhold the income tax arising at exercise and report your compensation income and the related tax withholdings on your Monthly Individual Income Tax Return in the month following exercise. Your obligation to include the taxable benefit received under the plan as compensation income on your personal income tax return will thereby be fulfilled by your employer.

                             TAX RESIDENTS OF FRANCE

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

      No, a taxable event should not be triggered when you tender your outstanding stock options.

B. Will the granting of new Stock Options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

C. When will my new Stock Options become taxable assuming that I am an active employee at the time of acceptance of the stock option exchange and at the time that the new options are granted to me?

      Upon exercise of your new stock options, you will not be subject to tax, as your stock options are "qualified" stock options for French corporate and income tax purposes and the options are not expected to be granted at an "excess" discount because the option grant price is not expected to be at a discount exceeding 5% of the average quotation of the shares over the twenty
(20) quotation days preceding the grant date of the new options. Please note, your original holding period (as described below) will not carry over from the date of grant of your tendered options. The holding period will restart on the date of grant of your new stock options.

      When you sell your shares, you will pay tax on 1) the difference between the fair market value ("FMV") of the underlying stock at exercise and the exercise price; and 2) the excess of the sales proceeds over your FMV at exercise, if any.

      (1) The tax rate applicable on the spread is dependent on (i) the amount of the spread; and (ii) how long you held the shares from the date you were granted the options, you exercised the options and you sold the underlying shares.

      (2) The tax rate applicable on any additional capital gain is the standard rate applicable to all capital gains.

      Shares sold more than 4 years but less than 6 years from the option grant date OR shares sold 6 years or more from the option grant date but less than 2 years from the exercise date:

      (1) You will be subject to tax on the spread that is less than or equal to EUR 152,500 at a flat rate of 40% (including 10% for CSG, CRDS and social levy). Any additional spread that exceeds EUR 152,500 is taxed at a flat rate of 50% (including 10% for CSG, CRDS, and social levy). Please note that you may opt to be taxed at your regular marginal tax rate (plus a 10% surcharge) if this rate is more favorable.

No social security contributions are imposed on the spread at exercise or sale.

      (2) The capital gain, if any, is the difference between the sale price and the fair market value of the shares upon exercise. The capital gain is only taxable if the annual sales proceeds realized by your household during the year exceed the annual ceiling of EUR 7,650. If the annual sales proceeds exceed this threshold, capital gains tax is imposed at a flat rate of 26% (including 10% for CSG, CRDS, and social levy).

SHARES SOLD AT LEAST 6 YEARS OR MORE FROM THE OPTION GRANT DATE AND 2 YEARS OR MORE FROM THE EXERCISE DATE:

      (1) You will be subject to tax on the amount of the spread that does not exceed EUR 152,500 at a flat rate of 26% (including 10% CSG, CRDS, and social levy). The amount of the spread in excess of EUR 152,500 is taxed at a flat rate of 40% (including 10% CSG, CRDS, and social levy. As an alternative, you may opt to be taxed at your regular marginal tax rate (plus a 10% surcharge) if this rate is more favorable.

No social security contributions are imposed on the spread at exercise or sale.

      (2) The capital gain, (i.e. the difference between the sale price and the fair market value of the shares upon exercise), if any, is only taxable if the annual sales proceeds realized by your household during the year exceed the annual ceiling of EUR 7,650. If the annual sales proceeds exceed this threshold, capital gains tax is imposed at a flat rate of 26% (including 10% CSG, CRDS, and social levy).

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      If you are an active employee when the new options are granted, we have the following reporting obligations:

            o We will issue an exercise statement to be delivered to you and the tax authorities before February 15 of the year following exercise; and

            o We will not withhold any income tax if the French corporate and income tax conditions are respected (notably the holding period between the grant date and the sale date).

     You are solely responsible for reporting any compensation and benefits received on your annual French income tax return (Form 2042, Form 2047 for foreign investment income, and Form 2074 for capital gains). Your tax return must be submitted to the tax authorities before 1 March of the year following income recognition (the exact filing deadline can be modified by the tax authorities in the beginning of the year).

      You must attach the exercise certificate provided by the company to your tax return when you file your French personal income tax return for the year in which you exercise your options.

      Additionally, you must also report any foreign accounts held abroad (including brokerage accounts) to the foreign tax authorities on your French personal income tax return for the year of exercise.

      Shares acquired on exercise may be subject to French wealth tax if the value of your total net assets on 1 January exceeds EUR 720,000. Your wealth tax return as well as the corresponding wealth tax payment is due by 15 June of the same year. Please consult your financial/tax advisor for further details.

                             TAX RESIDENTS OF JAPAN

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

      No, a taxable event should not be triggered when you tender your outstanding stock options.

B. Will the granting of new Stock Options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

C. When will my new Stock Options become taxable?

      You will be subject to tax upon the exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the stock at exercise and the exercise price. The spread is subject to income tax at regular personal income tax rates of up to 50% (this includes a maximum National tax rate of 37% and a maximum Local Inhabitants tax rate of 13%).

      When you sell your shares, you will be subject to tax at a flat rate of 26%(this includes 20% National tax and 6% Local Inhabitants Tax) on the difference between your sales proceeds and the FMV of the shares on the date of exercise.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      No, the Company will not withhold taxes or report any benefit arising from your stock options. You are solely responsible for reporting income realized upon exercise and sale on your personal income tax return (Kojin Shinkokusho) by March 15th of the year following income recognition.

                             TAX RESIDENTS OF KOREA

A. Will the granting of new Stock Options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

B. When will my new Stock Options become taxable?

      You will be subject to tax upon the exercise of your new stock option. The taxable amount is equal to the "spread," which is difference between the fair market value ("FMV") of the stock at exercise over your exercise price. The spread is subject to tax at your regular personal income tax rate of up to 39.6% (including a resident tax of 10%). National Pension Contribution and National Health insurance taxes will also be imposed on the spread. National Pension Contributions are payable at a rate of 4.5% on monthly wages up to 3,600,000 Won. National Health Insurance Tax is payable at a rate of 1.7%, with no ceiling.

      Please note that you will be deemed to have received Class B income and are entitled to exclude 10% of your gain if you pay tax, voluntarily, through a licensed taxpayer association on a monthly basis.

      When you sell your shares, you will recognize a capital gain equal to the excess of your sales proceeds over the FMV of the shares on the date of exercise. You will be taxed on this gain at a flat rate of 22%, including resident tax, assuming it exceeds Won 2,500,000.

      If your capital gains for the year exceed Won 2,500,000, the gain at sale must be reported on your annual capital gain tax return ("Yang-Do-So-Deuk-Sye Sin-Goh-Seo") by May 31st of the year following the sale of your shares. A preliminary return to report your capital gain is due within two months following the end of the quarter in which the sale of shares occurs in order to claim a 10% credit.

C. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      The Company will not withhold income taxes or report any benefit arising from your stock options. However, the Company will withhold social taxes over the 12-month period immediately following your option exercise. You may be required to report the spread at exercise on your global income tax return ("Jong-Hab-So-Deuk-Sye Sin-Goh-Seo") by May 31st of the year following income recognition.

      You are only required to file a global income tax return if you have more than one class of income (i.e., Class A Income and Class B income) or if you have Class B income that has not been reported through a Class B taxpayer's association. Your tax return and additional taxes, if any, are due by May 31st following the end of the tax year.

      If you elect to join a licensed taxpayer association thereby exempting a portion of your income at exercise from tax, you may have additional reporting requirements. You will be required to report income on a monthly basis. Additionally, at year-end, you are required to make a year-end settlement for the tax amount withheld during the year. You are required to file your global income tax return if there is any additional income, which has not been reported to the taxpayers' association.

                        TAX RESIDENTS OF THE PHILIPPINES

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

      No, a taxable event should not be triggered when you tender your outstanding stock options.

B.    Will the granting of new Stock Options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

C.    When will my new Stock Options become taxable?

      You will be subject to tax upon exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the underlying stock at exercise and the exercise price. You will be subject to income tax at regular personal income tax rates of up to 32%. You will also be required to make monthly contributions to the Home Development Mutual Fund (HDMF), a housing benefits plan of 2.00% on income up to PHP 5,000 per month, and the Philippine Health Insurance Corporation (Philhealth), a medical benefits plan of 1.25% on income up to PHP 10,000 per month.

      When you sell your shares, you will recognize a capital gain equal to the excess of your sales proceeds over the FMV of the shares on the date of exercise.

      If you hold your shares for one year or less before sale, you will be subject to tax on the gain at ordinary income tax rates of up 32%.

      If you hold your shares for more than one year before sale, you will be subject to tax on 50% of the gain at ordinary income tax rates of up 32%.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      Yes, the Company will withhold taxes and report the benefit arising from your stock options on your annual Certificate of Income Tax Withheld. You are responsible for reporting any taxable income on your personal income tax return (BIR Form 1700) by April 15th following the year in which income is recognized. Additionally, you are responsible for reporting the gain on the sale of shares on BIR Form 1701.

                           TAX RESIDENTS OF SINGAPORE

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

      Potentially. The voluntary tendering of your outstanding options could technically be regarded as a "release of rights" under the Singapore tax legislation, and thus, deemed a taxable event.

      The Inland Revenue could deem the market value of the shares under the original options to be taxable at the time the original options are cancelled. Please note that the Inland Revenue could also view the cancellation of the original options and grant of the new options as separate transactions. If so, no relief would be available upon exercise of the new options for the tax paid upon tender of the old options.

B.    Will the granting of new Stock Options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

C.    When will my new Stock Options become taxable?

      In addition to the possibility of being taxed upon the voluntary tendering of your outstanding option, you will also be subject to tax upon exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the underlying stock at exercise and the exercise price. The spread is subject to income tax at marginal personal income tax rates of up to 26%.

      You will not be subject to tax in Singapore upon sale of the underlying shares, as Singapore does not impose a capital gains tax.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      The Company will not withhold taxes arising from your stock options. Please note that if you are neither a Singapore citizen nor a permanent resident in Singapore and you cease employment in Singapore, the Company will be responsible for withholding tax before you depart the country. Your reporting requirements will also differ. However, the Company will report any benefit arising from your stock options the Return of Employee's Remuneration (Form IR8A/E) as well as disclose the number of shares acquired, the FMV of the shares, and the exercise price paid to the authorities.

      If you realize a taxable gain, you must remit the appropriate taxes to the tax authorities. You are also responsible for reporting any gain realized upon exercise of your options on your Form B/B1 by April 15 of the year following the year in which income is recognized. Resulting income tax should be paid within 30 days of receiving an assessment from the tax authorities, or in installments approved by the tax authorities.

                          TAX RESIDENTS OF SWITZERLAND

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

      No, a taxable event should not be triggered when you tender your outstanding stock options. Please note that you will not be entitled to claim a refund or claim a credit against future tax for the taxes that may have been paid upon the grant of your tendered stock options.

B.    Will the granting of new Stock Options trigger a taxable event?

      The granting of new stock options will be considered a new grant and will trigger a taxable event. The Company is responsible for valuing your options, and you will be subject to income and social tax on this value. You will be subject to income tax at your regular personal income tax rate, which vary by canton and commune. Under current law, the combined federal, cantonal, and communal tax rates are between 25% and 50%. Social taxes are imposed as follows:

      - AHV/EO/IV (social security contributions) - 5.05% on all income without a ceiling.

      - ALV (unemployment insurance) - 1.5% on first CHF 106,800 of annual compensation income and 1% annual income between CHF 106,801 and CHF 267,000.

C.    When will my new Stock Options become taxable?

      Other than the tax consequences listed above, there will be no further taxes due. Tax will not be imposed upon sale of the underlying shares.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      If you are a "B" permit holder, the Company will withhold any applicable income, cantonal, and communal taxes. You must report any taxable income on your personal income tax return. The due date for this depends on the respective canton in which you reside. If you are a "C" permit holder, the Company will not withhold taxes on your behalf. However, the Company will report any benefit arising from your stock options. You must remit the appropriate taxes due to the tax authorities and report any taxable income recognized on your personal income tax return. The due date for this depends on the respective canton in which you reside.

                             TAX RESIDENTS OF TAIWAN

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

      No, a taxable event should not be triggered when you tender your outstanding stock options.

B.    Will the granting of new Stock Options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

C.    When will my new Stock Options become taxable?

      You will be subject to tax upon the exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the underlying stock at exercise over the exercise price. The spread is subject to tax at the regular personal income tax rates of up to 40%.

      You will not be subject to tax upon sale of the underlying shares.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      No, the Company will not withhold taxes or report any benefit arising from your stock options. You are solely responsible for reporting any income you realize upon the exercise of your options to the Taiwanese tax authorities on your annual tax return between February 22nd and March 31st of the tax year following the year of exercise.

                       TAX RESIDENTS OF THE UNITED KINGDOM

A. Will the voluntary tendering of my outstanding options trigger a taxable event?

      No, a taxable event should not be triggered when you tender your outstanding stock options.

B.    Will the granting of new Stock Options trigger a taxable event?

      No, the granting of new stock options will not trigger a taxable event.

C.    When will my new Stock Options become taxable?

      You will be subject to tax upon exercise of your new stock options. The taxable amount is equal to the "spread," which is the difference between the fair market value ("FMV") of the underlying stock at exercise and the exercise price. The spread is subject to income tax at rates of up to 40% and to National Insurance Contributions at a rate of 10%. Please note National Insurance

      Contributions are only imposed on annual earnings of up to L30,420 for the 2002/03 tax year.

      When you sell your shares, you will recognize a capital gain equal to the excess of your sales proceeds over the FMV of the shares on the date of exercise. You will be subject to capital gains tax at ordinary income tax rates of up to 40%. Please note that your first L7,700 of capital gain received during the tax year is exempt from UK tax.

      If the shares are sold on the date of exercise the proceeds of sale can be used to compute the income and social tax liability. Otherwise it is possible to deduct an amount for "notional selling costs" from the FMV of the stock to compute the taxable amount. This is because the amount to be charged to tax is determined by reference to "the amount that can reasonably be expected to be obtained from a sale in the open market at that time".

      Depending on the period of time you have held the shares, the capital gain may be reduced by taper relief. The issue of taper relief depends on your personal tax position, and you should consult your personal tax advisor for further information.

D. Will the Company withhold taxes or report any benefit arising from the Stock Options on my behalf?

      The Company will withhold taxes and report any benefit arising from your stock options. You are responsible for reporting the spread at option exercise and the capital gain at sale to the Inland Revenue on your Individual Self-Assessment Return. If Inland Revenue calculates your tax liability, your return must be filed with Inland Revenue by 30 September following the end of the tax year of exercise or sale, respectively. Alternatively, if you choose to assess your own tax liability, your return should be filed by 31 January following the end of the tax year. Please note that the due date for any additional income taxes will generally be the same regardless of which method you choose above.

      Additionally, you will also need to complete the additional share scheme pages S1 and S2 and file them with your self-assessment tax return. Details such as the number of options granted and exercised, number of shares acquired, grant price, date of grant and details of share acquired must be completed on pages S1 and S2.

      19. EXTENSION OF OFFER; TERMINATION; AMENDMENT

      We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 2 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

      We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange, regardless of whether any event listed in Section 2 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 2 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

      Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 7:00 a.m., Mountain Standard Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service or other similar nationally recognized news service.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

            If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

- we increase or decrease the amount of compensation offered for the options,

-     we decrease the number of options eligible to be tendered in the Offer, or

- we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

      If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

      For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or federal holiday of the United States and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      20. FEES AND EXPENSES

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

      21. Additional Information

      This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you before making a decision on whether to tender your options you review the Schedule TO, including its exhibits, and all documents filed with the SEC by Amkor prior or subsequent to the date of this Offer, including, but not limited to the following materials:

      1. Amkor's annual report on Form 10-K for our fiscal year ended December 31, 2001, filed with the SEC on April 1, 2002 and Form 10-K/A filed with the SEC on May 24, 2002; and

      2. Amkor's quarterly report on Form 10-Q, which contains Amkor's financial statements for the quarter ended June 30, 2002 and which was filed with the SEC on August 14, 2002.

      3. Amkor's current report on Form 8-K, which contains Amkor's financial statements for the quarter ended September 30, 2002 and which was filed with the SEC on October 30, 2002.

      These filings, our other annual, quarterly and current reports, our proxy statements, our other SEC filings and our future SEC filings may be examined, and copies may be obtained, at the SEC public reference room located at the following Commission address:

                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov and certain of our SEC filings are also available at Amkor's Internet site at http://www.amkor.com.

      Our common stock is quoted on the Nasdaq National Market under the symbol "AMKR" and our SEC filings can be read at the following Nasdaq National Market address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

      Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Amkor Technology, Inc., Attn.: Cathy Loucks, 1900 S. Price Road, Chandler, AZ 85248, or by telephoning Cathy Loucks at telephone number (480) 821-5000 ext. 5069 or by contacting a regional Amkor administrator as set forth on Schedule A attached to this Offer to Exchange.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about Amkor should be read together with the information contained in the documents to which we have referred you.

      2. MISCELLANEOUS

      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH

THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM CATHY LOUCKS DATED NOVEMBER 8, 2002, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

NOVEMBER 8, 2002                                          AMKOR TECHNOLOGY, INC.

                                   SCHEDULE A

                          AMKOR REGIONAL ADMINISTRATORS

                      WORLDWIDE HR STOCK PLAN CONTACT LIST

COUNTRY         NAME             ADDRESS                          PHONE              FAX
China         Laura Liu       Xin 2 Building                 86-21-5064-4596    86-21-5064-4598
                              52, Fasai Road
                              Waigaoqiao Free Trade
                              Zone
                              Shanghai 200131
                              CHINA

France        Veronique       BP 99                          33-4-50-40-97-97   33-4-50-40-23-05
              Dubois          13 Chemin de Levant            ext. 2310
                              01213 Ferney-Voltaire
                              CEDEX
                              France

Japan-Iwate   Tomoyuki        6-6 Kita-Kougyou-Danchi        81-197-71-3231     81-197-66-5294
(AIC)         Sasaki          Kitakami, Iwate
                              024-8650
                              JAPAN

Japan         Katsumi Wada    Shinjuku Daiichi Seimi         81-3-5321-6470     81-3-5321-5652
-Tokyo                        Building 12F                   ext. 204
(ATJ)                         2-7-1, Nishi-Shinjuku
                              Shinjuku-Ku, Tokyo
                              163-0712
                              JAPAN

Korea         WonYoung Choi   280-8, 2-ga, Seongsu-dong      82-2-460-5472      82-2-460-5959
                              Seongdong-gu, Seoul 133-706
                              KOREA

Philippines   Rose Katalbas   Amkor Technology -             632-850-7000       632-809-8667
(ATP)                         Special Economic Zone          ext.7487
                              Km 22, East Service Road
                              Cupang, Muntinlupa City
                              PHILIPPINES  1702
                              Attention:  Site P1

Singapore     Joanna Tan      143 Cecil Street #22-01        65-6324-0722       65-6324-7297
                              GB Building                    ext. 315
                              SINGAPORE  069542

Taiwan        William Liao    1F, No. 1, Kao-Ping            886-3-4719597      886-3-471-6421
                              Sec., Chung-Feng Rd.           ext. 1200
                              Lung Tan County, 325,
                              Tao Yuan Hsein
                              TAIWAN  R.O.C

                                   SCHEDULE B

                              FINANCIAL STATEMENTS
                            OF AMKOR TECHNOLOGY, INC.

                             AMKOR TECHNOLOGY, INC.

Financial Statements and Notes appearing on pages 44 through 69 of Amkor's Annual Report on Form 10-K, as amended, for its fiscal year ended December 31, 2001

                             AMKOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                       FOR THE YEAR ENDED
                                                                                          DECEMBER 31,
                                                                                          ------------
                                                                         2001                 2000                1999
                                                                         ----                 ----                ----
Net revenues........................................................  $1,517,862           $2,387,294          $1,909,972
Cost of revenues--including purchases from
      ASI  .........................................................   1,448,064            1,782,158           1,560,816
                                                                      ----------           ----------          ----------
Gross profit........................................................      69,798              605,136             349,156
                                                                      ----------           ----------          ----------
Operating expenses:
      Selling, general and administrative...........................     200,218              192,623             144,538
      Research and development......................................      38,786               26,057              11,436
      Loss on disposal of fixed assets..............................      14,515                1,355               1,805
      Amortization of goodwill and other acquired intangibles.......      84,962               63,080              17,105
                                                                      ----------           ----------          ----------
           Total operating expenses.................................     338,481              283,115             174,884
                                                                      ----------           ----------          ----------
Operating income (loss).............................................    (268,683)             322,021             174,272
                                                                      ----------           ----------          ----------
Other (income) expense:
      Interest expense, net.........................................     164,064              119,840              45,364
      Foreign currency (gain) loss..................................         872                4,812                 308
      Other expense, net............................................      (3,669)                 (60)             23,312
                                                                      ----------           ----------          ----------
           Total other expense......................................     161,267              124,592              68,984
                                                                      ----------           ----------          ----------
Income (loss) before income taxes, equity in loss of
      investees and minority interest...............................    (429,950)             197,429             105,288
Provision (benefit) for income taxes................................     (81,691)              22,285              26,600
Equity in loss of investees.........................................    (100,706)             (20,991)             (1,969)
Minority interest...................................................      (1,896)                  --                  --
                                                                      ----------           ----------          ----------
Net income (loss)...................................................  $ (450,861)          $  154,153          $   76,719
                                                                      ==========           ==========          ==========
Basic net income (loss) per common share............................  $    (2.87)          $     1.06          $     0.64
                                                                      ==========           ==========          ==========
Diluted net income (loss) per common share..........................  $    (2.87)          $     1.02          $     0.63
                                                                      ==========           ==========          ==========
Shares used in computing net income (loss) per common share:
      Basic.........................................................     157,111              145,806             119,341
                                                                      ==========           ==========          ==========
      Diluted.......................................................     157,111              153,223             135,067
                                                                      ==========           ==========          ==========

        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                               DECEMBER 31,
                                                                                      -----------------------------
                                                                                          2001              2000
                                                                                      -----------       -----------
                                     ASSETS
Current assets:
      Cash and cash equivalents ................................................      $   200,057       $    93,517
      Accounts receivable:
           Trade, net of allowance for doubtful accounts of $6,842 and $2,426 ..          211,419           301,915
           Due from affiliates .................................................              871             1,634
           Other ...............................................................            8,953             6,465
      Inventories ..............................................................           73,784           108,613
      Other current assets .....................................................           37,106            36,873
                                                                                      -----------       -----------
                Total current assets ...........................................          532,190           549,017
                                                                                      -----------       -----------
Property, plant and equipment, net .............................................        1,392,274         1,478,510
                                                                                      -----------       -----------
Investments ....................................................................          382,951           501,254
                                                                                      -----------       -----------
Other assets:
      Due from affiliates ......................................................           20,518            25,013
      Goodwill and acquired intangibles, net ...................................          696,180           737,593
      Other ....................................................................          199,205           101,897
                                                                                      -----------       -----------
                                                                                          915,903           864,503
                                                                                      -----------       -----------
                Total assets ...................................................      $ 3,223,318       $ 3,393,284
                                                                                      ===========       ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
      Bank overdraft ...........................................................      $     5,116       $    25,731
      Short-term borrowings and current portion of long-term debt ..............           54,815            73,586
      Trade accounts payable ...................................................          148,923           167,228
      Due to affiliates ........................................................           16,936            32,534
      Accrued expenses .........................................................          145,544           147,352
                                                                                      -----------       -----------
                Total current liabilities ......................................          371,334           446,431
Long-term debt .................................................................        1,771,453         1,585,536
Other noncurrent liabilities ...................................................           64,077            46,483
                                                                                      -----------       -----------
                Total liabilities ..............................................        2,206,864         2,078,450
                                                                                      -----------       -----------
Commitments and contingencies

Minority interest ..............................................................            7,737                --
                                                                                      -----------       -----------

Stockholders' equity:
      Preferred stock, $0.001 par value, 10,000 shares authorized
           designated Series A, none issued ....................................               --                --
      Common stock, $0.001 par value, 500,000 shares authorized,
           issued and outstanding of 161,782 in 2001 and 152,118 in 2000 .......              162               152
      Additional paid-in capital ...............................................        1,123,541           975,026
      Retained earnings (deficit) ..............................................         (106,975)          343,886
      Receivable from stockholder ..............................................           (3,276)           (3,276)
      Accumulated other comprehensive loss .....................................           (4,735)             (954)
                                                                                      -----------       -----------
                Total stockholders' equity .....................................        1,008,717         1,314,834
                                                                                      -----------       -----------
                Total liabilities and stockholders' equity .....................      $ 3,223,318       $ 3,393,284
                                                                                      ===========       ===========

        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)




                                                                                                        RETAINED        RECEIVABLE
                                                            COMMON STOCK                PAID-IN         EARNINGS           FROM
                                                      SHARES            AMOUNT          CAPITAL         (DEFICIT)       STOCKHOLDER
                                                    -----------      -----------      -----------      -----------      -----------
Balance at December 31, 1998 .....................      117,860              118          381,061          109,738               --
   Net income ....................................           --               --               --           76,719               --
   Unrealized losses on investments,
      net of tax .................................           --               --               --               --               --

   Comprehensive income ..........................

   Issuance of stock through employee
      stock purchase plan and stock options ......          664               --            3,875               --               --
   Receivable from stockholder ...................           --               --               --            3,276           (3,276)
   Debt conversion ...............................       12,136               13          167,028               --               --
                                                    -----------      -----------      -----------      -----------      -----------
Balance at December 31, 1999 .....................      130,660              131          551,964          189,733           (3,276)
   Net income ....................................           --               --               --          154,153               --
   Unrealized losses on investments,
      net of tax .................................           --               --               --               --               --

   Comprehensive income ..........................

   Issuance of 20.5 million common stock shares
      and 3.9 million common stock warrants ......       20,500               21          409,980               --               --
   Issuance of stock through employee
      stock purchase plan and stock options ......          710               --            9,622               --               --
   Debt conversion ...............................          248               --            3,460               --               --
                                                    -----------      -----------      -----------      -----------      -----------
Balance at December 31, 2000 .....................      152,118              152          975,026          343,886           (3,276)
   Net loss ......................................           --               --               --         (450,861)              --
   Unrealized losses on investments,
      net of tax .................................           --               --               --               --               --
   Cumulative translation adjustment .............           --               --               --               --               --

   Comprehensive loss ............................

   Issuance of stock for acquisitions ............        4,948                5           87,869               --               --
   Issuance of stock through employee
      stock purchase plan and stock options ......        1,000                1           11,698               --               --
   Debt conversion ...............................        3,716                4           48,948               --               --
                                                    -----------      -----------      -----------      -----------      -----------
Balance at December 31, 2001 .....................      161,782      $       162      $ 1,123,541      $  (106,975)     $    (3,276)
                                                    ===========      ===========      ===========      ===========      ===========


                                                     ACCUMULATED
                                                        OTHER
                                                    COMPREHENSIVE                       COMPREHENSIVE
                                                        INCOME                              INCOME
                                                        (LOSS)            TOTAL             (LOSS)
                                                     -----------       -----------       -----------
Balance at December 31, 1998 .....................          (556)          490,361
   Net income ....................................            --            76,719       $    76,719
   Unrealized losses on investments,
      net of tax .................................          (255)             (255)             (255)
                                                                                         -----------
   Comprehensive income ..........................                                       $    76,464
                                                                                         ===========
   Issuance of stock through employee
      stock purchase plan and stock options ......            --             3,875
   Receivable from stockholder ...................            --                --
   Debt conversion ...............................            --           167,041
                                                     -----------       -----------
Balance at December 31, 1999 .....................          (811)          737,741
   Net income ....................................            --           154,153       $   154,153
   Unrealized losses on investments,
      net of tax .................................          (143)             (143)             (143)
                                                                                         -----------
   Comprehensive income ..........................                                       $   154,010
                                                                                         ===========
   Issuance of 20.5 million common stock shares
      and 3.9 million common stock warrants ......            --           410,001
   Issuance of stock through employee
      stock purchase plan and stock options ......            --             9,622
   Debt conversion ...............................            --             3,460
                                                     -----------       -----------
Balance at December 31, 2000 .....................          (954)        1,314,834
   Net loss ......................................            --          (450,861)      $  (450,861)
   Unrealized losses on investments,
      net of tax .................................          (103)             (103)             (103)
   Cumulative translation adjustment .............        (3,678)           (3,678)           (3,678)
                                                                                         -----------
   Comprehensive loss ............................                                       $  (454,642)
                                                                                         ===========
   Issuance of stock for acquisitions ............            --            87,874
   Issuance of stock through employee
      stock purchase plan and stock options ......            --            11,699
   Debt conversion ...............................                          48,952
                                                     -----------       -----------
Balance at December 31, 2001 .....................   $    (4,735)      $ 1,008,717
                                                     ===========       ===========


        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 FOR THE YEAR ENDED
                                                                                                     DECEMBER 31,
                                                                                   -----------------------------------------------
                                                                                       2001              2000              1999
                                                                                   -----------       -----------       -----------
Cash flows from operating activities:
   Net income (loss) ............................................................  $  (450,861)      $   154,153       $    76,719
   Adjustments to reconcile net income (loss) to net cash provided by operating activities--
      Depreciation and amortization .............................................      442,762           325,896           176,866
      Amortization of deferred debt issuance costs ..............................       22,321             7,013             3,466
      Debt conversion expense ...................................................           --               272            17,381
      Provision for accounts receivable .........................................        4,000               (17)           (3,500)
      Provision for excess and obsolete inventory ...............................       17,869            10,000             6,573
      Deferred income taxes .....................................................      (85,022)           (8,255)            9,418
      Equity in loss of investees ...............................................      100,706            20,991             4,591
      Loss on sale of fixed assets and investments ..............................       14,515             1,355             1,805
      Facility closure costs ....................................................        3,600                --                --
      Minority interest .........................................................        1,896                --                --
   Changes in assets and liabilities excluding effects
      of acquisitions--
      Accounts receivable .......................................................      103,157           (72,914)          (44,526)
      Repurchase of accounts receivable and settlement of security agreement ....           --           (71,500)           (2,700)
      Other receivables .........................................................       (2,488)            2,884              (555)
      Inventories ...............................................................       31,372           (23,871)          (12,063)
      Due to/from affiliates, net ...............................................      (10,340)            2,110            35,403
      Other current assets ......................................................        6,069           (17,977)            1,601
      Other non-current assets ..................................................        1,700           (19,582)          (15,088)
      Accounts payable ..........................................................      (24,081)           15,950            42,337
      Accrued expenses ..........................................................      (24,720)           40,209               949
      Other long-term liabilities ...............................................        8,011             7,108            (5,380)
                                                                                   -----------       -----------       -----------
        Net cash provided by operating activities ...............................      160,466           373,825           293,297
                                                                                   -----------       -----------       -----------
Cash flows from investing activities:
   Purchases of property, plant and equipment ...................................     (158,700)         (480,074)         (242,390)
   Acquisitions, net of cash acquired ...........................................      (11,057)          (17,602)           (2,109)
   Acquisitions of K1, K2 and K3 and K4, net of cash acquired ...................           --          (927,290)         (575,000)
   Investment in ASI ............................................................           --          (459,000)          (41,638)
   Proceeds from the sale of property, plant and equipment ......................        1,863             2,823                --
   Proceeds from the sale (purchase) of investments .............................         (321)          136,879          (135,595)
                                                                                   -----------       -----------       -----------
        Net cash used in investing activities ...................................     (168,215)       (1,744,264)         (996,732)
                                                                                   -----------       -----------       -----------
Cash flows from financing activities:
   Net change in bank overdrafts and short-term borrowings ......................       15,067             5,975           (24,264)
   Net proceeds from issuance of long-term debt .................................      750,486         1,027,479           603,569
   Payments of long-term debt ...................................................     (662,565)          (87,166)           (9,287)
   Net proceeds from the issuance of 20.5 million common shares in a private
      equity offering ...........................................................           --           410,001                --
   Proceeds from issuance of stock through employee stock
      purchase plan and stock options ...........................................       11,698             9,622             3,875
                                                                                   -----------       -----------       -----------
        Net cash provided by financing activities ...............................      114,686         1,365,911           573,893
                                                                                   -----------       -----------       -----------

Effect of exchange rate fluctuations on cash and cash equivalents ...............         (397)               --                --
                                                                                   -----------       -----------       -----------

Net increase (decrease) in cash and cash equivalents ............................      106,540            (4,528)         (129,542)
Cash and cash equivalents, beginning of period ..................................       93,517            98,045           227,587
                                                                                   -----------       -----------       -----------
Cash and cash equivalents, end of period ........................................  $   200,057       $    93,517       $    98,045
                                                                                   ===========       ===========       ===========

Supplemental disclosures of cash flow information: Cash paid during the period for:
      Interest ..................................................................  $   144,345       $   111,429       $    45,500
      Income taxes ..............................................................  $      (642)      $    18,092       $    13,734


        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   (U.S. DOLLAR AMOUNTS IN THOUSANDS, EXCEPT SHARE AND DOLLAR PER SHARE DATA)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Basis of Presentation

      The consolidated financial statements include the accounts of Amkor Technology, Inc. and its subsidiaries. The consolidated financial statements reflect the elimination of all significant intercompany accounts and transactions. The investments in and the operating results of 20% to 50% owned companies are included in the consolidated financial statements using the equity method of accounting.

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Certain previously reported amounts have been reclassified to conform with the current presentation principally the presentation of gains and losses from the disposal of fixed assets.

   Foreign Currency Translation

      Substantially all of the foreign subsidiaries and investee companies use the U.S. dollar as their functional currency. Accordingly, monetary assets and liabilities which were originally denominated in a foreign currency are translated into U.S. dollars at month-end exchange rates. Non-monetary items which were originally denominated in foreign currencies are translated at historical rates. Gains and losses from such translation and from transactions denominated in foreign currencies are included in other (income) expense.

   Concentrations of Credit Risk

      Financial instruments, for which we are subject to credit risk, consist principally of accounts receivable, cash and cash equivalents, short-term investments and marketable securities. With respect to accounts receivable, we mitigate our credit risk by selling primarily to well established companies, performing ongoing credit evaluations and making frequent contact with customers. We have mitigated our credit risk with respect to cash and cash equivalents, as well as short-term investments, through diversification of our holdings into various money market accounts, U.S. treasury bonds, federal mortgage backed securities, high grade municipal bonds, commercial paper and preferred stocks.

   Risks and Uncertainties

      Our future results of operations involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical results include, but are not limited to, dependence on the highly cyclical nature of the semiconductor industry, our high leverage and the restrictive covenants contained in the agreements governing our indebtedness, uncertainty as to the demand from our customers over both the long-and short-term, competitive pricing and declines in average selling prices we experience, our dependence on our relationship with Anam Semiconductor, Inc. (ASI) for all of our wafer fabrication output, the timing and volume of orders relative to our production capacity, the absence of significant backlog in our business, fluctuations in manufacturing yields, the availability of financing, our competition, our dependence on international operations and sales, our dependence on raw material and equipment suppliers, exchange rate fluctuations, our dependence on key personnel, difficulties integrating acquisitions, the enforcement of intellectual property rights by or against us, our need to comply with existing and future environmental regulations, the results of ASI as it impacts our financial results and political and economic uncertainty resulting from terrorist activities.

                             AMKOR TECHNOLOGY, INC.

      Cash and Cash Equivalents

      We consider all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

   Inventories

      Inventories are stated at the lower of cost or market. Cost is determined principally by using a moving average method. In general we order raw materials based on the customers forecasted demand and we do not maintain any finished goods inventory. If our customers change their forecasted requirements and we are unable to cancel our raw materials order or if our vendor requires that we order a minimum quantity that exceeds the current forecasted demand, we will experience a build-up in raw material inventory. We will either seek to recover the cost of the materials from our customers or utilize the inventory in production. However, we may not be successful in recovering the cost from our customers or being able to use the inventory in production, which we would consider as part of our reserve estimate. Our reserve for excess and obsolete inventory is based on forecasted demand we receive from our customers. When a determination is made that the inventory will not be utilized in production it is written-off and disposed.


   Property, Plant and Equipment

      Property, plant and equipment are stated at cost. Depreciation is calculated by the straight-line method over the estimated useful lives of depreciable assets. Accelerated methods are used for tax purposes. Depreciable lives follow:

   Buildings and improvements............................    10 to 30 years
   Machinery and equipment...............................    3 to 5 years
   Furniture, fixtures and other equipment...............    3 to 10 years

      Cost and accumulated depreciation for property retired or disposed of are removed from the accounts and any resulting gain or loss is included in earnings. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation expense was $356.7 million, $262.0 million and $158.9 million for 2001, 2000 and 1999, respectively.

   Goodwill and Acquired Intangibles

      Goodwill is recorded when there is an excess of the cost of an acquisition over the fair market value of the net tangible and identifiable intangible assets acquired. Acquired intangibles includes patents and workforce-in-place. Goodwill and acquired intangibles are amortized on a straight-line basis over a period of ten years. The unamortized balances recorded for goodwill and acquired intangibles are evaluated periodically for potential impairment based on the future estimated undiscounted cash flows of the acquired businesses. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value.

   Other Noncurrent Assets

      Other noncurrent assets consist principally of deferred debt issuance costs, security deposits, the cash surrender value of life insurance policies, deferred income taxes and tax credits.

   Due from and to affiliates

      Due from affiliates primarily relates to advances made to a Philippine realty corporation in which we own 40%. Such investment is accounted for under the equity method of accounting. Given the foreign ownership restrictions of foreigners in the Philippines, the affiliated entity owns the land on which our Philippine factories are located. The affiliated entity has no long-term obligations other than their obligations to us and we have not extended guarantees or other commitments to the entity. Due to affiliates primarily relates to our transactions with Anam Semiconductor, Inc. (See Note 3).

      Other Noncurrent Liabilities

      Other noncurrent liabilities consist primarily of pension obligations and noncurrent income taxes payable.

                             AMKOR TECHNOLOGY, INC.

   Receivable from Stockholder

      Amkor Electronics, Inc. (AEI), which was merged into our company just prior to the initial public offering of our company in May 1998, elected to be taxed as an S Corporation under the provisions of the Internal Revenue Code of 1986 and comparable state tax provisions. As a result, AEI did not recognize U.S. federal corporate income taxes. Instead, the stockholders of AEI were taxed on their proportionate share of AEI's taxable income. Accordingly, no provision for U.S. federal income taxes was recorded for AEI. Just prior to the initial public offering, AEI terminated its S Corporation status at which point the profits of AEI became subject to federal and state income taxes at the corporate level. The receivable from stockholder included in stockholders' equity represents the balance due from Mr. & Mrs. Kim and the Kim family trusts related to the finalization of AEI's tax returns.

   Revenue Recognition and Risk of Loss

      Our company does not take ownership of customer-supplied semiconductor wafers. Title and risk of loss remains with the customer for these materials at all times. Accordingly, the cost of the customer-supplied materials is not included in the consolidated financial statements. Revenues from packaging semiconductors and performing test services are recognized upon shipment or completion of the services. We record wafer fabrication services revenues upon shipment of completed wafers. Such policies are consistent with provisions in the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements."

   Research and Development Costs

      Research and development expenses include costs directly attributable to the conduct of research and development programs primarily related to the development of new package designs and improving the efficiency and capabilities of our existing production process. Such costs include salaries, payroll taxes, employee benefit costs, materials, supplies, depreciation on and maintenance of research equipment, fees under licensing agreements, services provided by outside contractors, and the allocable portions of facility costs such as rent, utilities, insurance, repairs and maintenance, depreciation and general support services. All costs associated with research and development are expensed as incurred.

   Recently Issued Accounting Standards

      In June 2001, the FASB issued SFAS No. 141, Business Combinations, which prohibits the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and addresses the accounting for purchase method business combinations completed after June 30, 2001. Also in June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. For existing acquisitions, the provisions of SFAS No. 142 were effective as of January 1, 2002 and are generally effective for business combinations initiated after June 30, 2001. SFAS No. 142 includes provisions regarding the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, the cessation of amortization related to goodwill and indefinite-lived intangibles, and the testing for impairment of goodwill and other intangibles annually or more frequently if circumstances warrant. Additionally, SFAS No. 142 requires that within six months of adoption, goodwill be tested for impairment at the reporting unit level as of the date of adoption. If any impairment is indicated to have existed upon adoption, it should be measured and recorded before the end of the year of adoption. SFAS No. 142 requires that any goodwill impairment loss recognized as a result of initial application be reported in the first interim period of adoption as a change in accounting principle, and that the income per share effects of the accounting change be separately disclosed.

      Upon adoption, we will reclassify intangible assets previously identified as an assembled workforce intangible to goodwill. Additionally, we will stop amortizing goodwill of $659.1 million, as well as goodwill of $118.6 million associated with our investment in ASI accounted for under the equity method of accounting. Based on the current levels of goodwill, the cessation of amortization will reduce amortization expense and, with respect to equity investees, it will reduce equity in loss of investees, annually by approximately $80 million and $36 million, respectively. We have reassessed the useful lives of our identified intangibles and they continue to be appropriate. Because of the extensive effort needed to comply with the application of SFAS No. 142, the impairment loss, if any, related to goodwill upon adoption of this statement cannot be estimated at this time. Goodwill as of January 1, 2002 is attributable to two reporting units, assembly and test services. An appraisal firm has been engaged to assist in the determination of the fair value of our reporting units. By June 30, 2002, any indication of goodwill impairment will be determined by comparing the fair value of the reporting units with its carrying value as of January 1, 2002.

                             AMKOR TECHNOLOGY, INC.

      In June 2001, the FASB issued SFAS No. 143 "Accounting for Asset Retirement Obligations." This statement establishes standards for accounting for obligations associated with the retirement of tangible long-lived assets. The standard is required to be adopted by us beginning on January 1, 2003. In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement addresses financial accounting and reporting for the impairment and disposal of long-lived assets. This standard is required to be adopted by us beginning on January 1, 2002. We are currently in the process of evaluating the effect the adoption of these standards will have on our consolidated results of operations, financial position and cash flows, if any.

2.    ACQUISITIONS IN JAPAN AND TAIWAN

      Taiwan Semiconductor Technology Corporation and Sampo Semiconductor Corporation. In July 2001, we acquired, in separate transactions, 69% of Taiwan Semiconductor Technology Corporation (TSTC) and 98% of Sampo Semiconductor Corporation (SSC) in Taiwan. Including our prior ownership interest in TSTC, as of December 31, 2001, we owned 94% of the outstanding shares of TSTC. The combined purchase price was paid with the issuance of 4.9 million shares of our common stock valued at $87.9 million based on our closing share price two days prior to each acquisition, the assumption of $34.8 million of debt and $3.7 million of cash consideration, net of acquired cash. The carrying value of our prior investment in TSTC was $17.8 million. In connection with earn-out provisions that provided for additional purchase price based in part on the results of the acquisitions, we issued an additional 1.8 million shares in January 2002. The results of TSTC and Sampo have been included in the accompanying consolidated financial statements since the acquisition dates. In accordance with the new accounting standards related to purchase business combinations and goodwill, we recorded intangible assets, principally goodwill, of $23.8 million as of the acquisition date that is nonamortizable. The combined fair value of the assets acquired and liabilities assumed was approximately $95.3 million for fixed assets, $39.5 million for accounts receivable, inventory and other assets, $34.8 million of assumed debt and $10.1 million for other assumed liabilities. The minority interest as of the acquisition date was $4.3 million.

      Amkor Iwate Corporation. In January 2001, Amkor Iwate Corporation commenced operations and acquired from Toshiba a packaging and test facility located in the Iwate prefecture in Japan. The total purchase price of $77.1 million was financed by a short-term note payable to Toshiba of $21.1 million, $47.0 million in other financing from a Toshiba financing affiliate and cash on hand. Amkor Iwate provides packaging and test services to Toshiba's Iwate factory under a long-term supply agreement based on a cost plus calculation. We currently own 60% of Amkor Iwate and Toshiba owns the balance of the outstanding shares. By January 2004 we are required to purchase the remaining 40% of the outstanding shares of Amkor Iwate from Toshiba. The share purchase price will be determined based on the performance of the joint venture during the three-year period but cannot be less than 1 billion Japanese yen and cannot exceed 4 billion Japanese yen. The results of Amkor Iwate have been included in the accompanying consolidated financial statements since the date of acquisition. Acquired intangibles as of the acquisition date, based on estimates of fair value, were $21.4 million and are being amortized on a straight-line basis over 5 to 10 years. Acquired intangibles include the value of acquired technology and of a workforce-in-place. The combined fair value of the assets acquired and liabilities assumed was approximately $42.4 million for fixed assets, $14.0 million for inventory and other assets, and $0.7 million for assumed liabilities.

3.    ACQUISITIONS FROM ANAM SEMICONDUCTOR, INC. (ASI) AND OUR RELATIONSHIP WITH
      ASI

      Acquisitions from and investment in Anam Semiconductor, Inc.

      On May 1, 2000 we completed our purchase of ASI's three remaining packaging and test operations, known as K1, K2 and K3, for a purchase price of $950.0 million. In addition we made a commitment to a $459.0 million equity investment in ASI, and fulfilled this commitment in installments taking place over the course of 2000. We financed the acquisition and investment with the proceeds of a $258.8 million convertible subordinated notes offering, a $410.0 million private equity financing, $750.0 million of new secured bank debt and approximately $103 million from cash on hand. As of December 31, 2001, we had invested a total of $500.6 million in ASI including an equity investment of $41.6 million made on October 1999. We owned as of December 31, 2001 42% of the outstanding voting stock of ASI. We will continue to report ASI's results in our financial statements through the equity method of accounting.

      The amount by which the cost of our investment exceeds our share of the underlying assets of ASI as of the date of our investment is being amortized on a straight-line basis over a five-year period. The amortization is included in our consolidated statement of income within equity in income of investees. As of December 31, 2001, the unamortized excess of the cost of our equity investment in ASI above our share of the underlying net assets is $118.6 million

                             AMKOR TECHNOLOGY, INC.

      The acquisition of K1, K2 and K3 was accounted for as a purchase. Accordingly, the results of K1, K2 and K3 have been included in the accompanying consolidated financial statements since the date of acquisition. Goodwill and acquired intangibles as of the acquisition date were $555.8 million and are being amortized on a straight-line basis over a 10 year period. Acquired intangibles include the value of acquired patent rights and of a workforce-in-place. The fair value of the assets acquired and liabilities assumed was approximately $394 million for fixed assets, $9 million for inventory and other assets, and $9 million for assumed liabilities.

      On May 17, 1999, we purchased ASI's packaging and test business known as K4. The purchase price for K4 was $575.0 million in cash plus the assumption of approximately $7.0 million of employee benefit liabilities. The acquisition was accounted for as a purchase. Accordingly, the results of K4 have been included in the accompanying consolidated financial statements since the date of acquisition. Goodwill and acquired intangibles as of the acquisition date were $222.9 million and are being amortized on a straight-line basis over a 10 year period. The fair value of the assets acquired and liabilities assumed was approximately $359 million for fixed assets and $7 million for assumed liabilities.

      On July 1, 1999, we acquired the stock of Anam/Amkor Precision Machine Company (AAPMC) for $3.8 million, which was paid to ASI during June 1999. AAPMC supplies machine tooling used by us at our Philippine operations. As an interim step to this acquisition, during April 1999, we assumed and repaid $5.7 million of AAPMC's debt. The acquisition was financed through available working capital and was accounted for as a purchase. Accordingly, the results of AAPMC have been included in the accompanying consolidated financial statements since the date of acquisition and goodwill of approximately $2.0 million was recorded as of the date of acquisition and is being amortized on a straight-line basis over a ten year period. The historical operating results of AAPMC are not material in relation to our operating results.

      On June 1, 1998, we purchased ASI's 40% interest in Amkor/Anam Pilipinas, Inc. (AAP) for $33.8 million. The acquisition was accounted for using the purchase method of accounting which resulted in the elimination of the minority interest liability reflected on the consolidated balance sheet and the recording of approximately $23.9 million of goodwill which is being amortized over 10 years.

   Pro Forma Financial Information for Amkor (unaudited)

      The unaudited pro forma information below assumes that the May 2000 acquisition of K1, K2 and K3 occurred at the beginning of 2000 and 1999 and the May 1999 acquisition of K4 had occurred at the beginning of 1999. The pro forma adjustments include a provision for amortization of goodwill and other identified intangibles, an adjustment of depreciation expense based on the fair market value of the acquired assets, interest expense on debt issued to finance the acquisitions and income taxes related to the pro forma adjustments. The pro forma results are not necessarily indicative of the results we would actually have achieved if the acquisition had been completed as of the beginning of each of the periods presented, nor are they necessarily indicative of future consolidated results.

                                                                   FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                                --------------------------
                                                                   2000             1999
                                                                ----------       ----------
                                                          (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

Net revenues ............................................       $2,397,515       $1,941,109
Gross profit ............................................          675,172          574,265
Operating income ........................................          366,686          311,777
Income before income taxes and equity in income
   (loss) of investees ..................................          215,904          147,140
Net income ..............................................          172,518          126,042
Earnings per share:
   Basic net income per common share ....................             1.14             0.90
      Diluted net income per common share ...............             1.10             0.89
Depreciation expense ....................................          285,256          238,741
Amortization of goodwill and acquired intangibles .......           81,607           83,436

      The pro forma adjustments exclude the effects of our investments in ASI. Had we included pro forma adjustments for the year ended December 31, 2000 and 1999 related to our investments in ASI, pro forma net income would have been

                             AMKOR TECHNOLOGY, INC.

$160.8 million and $64.9 million, respectively, and pro forma earnings per share on a diluted basis would have been $1.02 and $0.46, respectively.

      Financial Information for ASI

      The following summary of consolidated financial information was derived from the consolidated financial statements of ASI, reflecting ASI's packaging and test operations as discontinued operations within their results of operations. ASI's net income for the year ended December 31, 2000 includes a $434.2 million gain on sale of K1, K2 and K3, which was eliminated for purposes of calculating our equity in income of ASI.

                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         2001             2000             1999
                                                      ---------        ---------        ---------
                                                                    (IN THOUSANDS)
SUMMARY INCOME STATEMENT INFORMATION FOR ASI
Net revenues ..................................       $ 161,700        $ 344,792        $ 285,925
Gross profit (loss) ...........................        (100,295)          41,682           47,550
Loss from continuing operations ...............        (162,173)         (19,703)        (169,759)
Net income (loss) .............................        (162,173)         450,641          109,865


                                                                              DECEMBER 31,   DECEMBER 31,
                                                                                 2001           2000
                                                                               --------       --------
SUMMARY BALANCE SHEET INFORMATION FOR ASI                                           (IN THOUSANDS)
Cash, including restricted cash and bank deposits ......................       $ 84,721       $224,629
Current assets .........................................................        144,898        303,486
Property, plant and equipment, net .....................................        646,298        793,850
Noncurrent assets (including property, plant and equipment) ............        770,932        943,458
Current liabilities ....................................................        134,727        184,316
Total debt and other long-term financing (including current portion) ...        238,970        370,976
Noncurrent liabilities (including debt and other long-term financing) ..        175,487        301,302
Total stockholders' equity .............................................        605,616        761,326


      Our Investment in ASI


      The stock prices of semiconductor companies' stocks, including ASI and its competitors, have experienced significant volatility during 2000 and 2001. The recent weakness in the semiconductor industry has affected the demand for the wafer output from ASI's foundry and the market value of ASI's stock as traded on the Korea Stock Exchange. The carrying value of our investment in ASI was $377.9 million and $478.9 million as of December 31, 2001 and 2000, respectively. The market value of our investment in ASI, based on ASI's closing share price, was $204.5 million and $110.5 million as of December 31, 2001 and 2000, respectively. Additionally, the unrealized loss on our investment in ASI at March 31, 2001, June 30, 2001 and September 30, 2001 was $279.1 million, $264.8 million and $318.2 million.

      We evaluate our investments for impairment due to declines in market value that are considered other than temporary. Such evaluation includes an assessment of general economic and company specific considerations such as regular customer forecasts provided by Texas Instruments, regularly updated projections of ASI operating results, and other indications of value including valuations indicated by possible strategic transactions involving ASI that Amkor and ASI have explored. In the event of a determination that a decline in market value is other than temporary, a charge to earnings is recorded for the unrealized loss, and a new cost basis in the investment is established. The carrying amount of our investment in ASI reflects our long-term outlook for the foundry industry. As of September 30, 2001 and December 31, 2001, we concluded that the positive factors indicating that the decline in the market value of our investment in ASI is temporary outweighed the negative factors. We based our conclusion primarily on improving customer forecasts, improvements in ASI's stock price and the general improvement in the semiconductor industry. Despite what the company believes is significant compelling evidence to support the recoverability of the carrying value of our investment in ASI, we acknowledge that ASI's stock price should begin to reflect the recent recovery in the semiconductor industry, the improvements in ASI's business and the other information regarding ASI's business which we have used in forming our conclusions regarding the value of ASI. Should ASI's stock price fail to recover above our carrying value in the near future, we plan to record an impairment charge equal to the difference between our carrying value and ASI's stock price. It is highly probable that such a charge would be recorded as early as the first quarter of 2002.



      Our Relationship with ASI


      We have had a long-standing relationship with ASI and we currently own 42% of ASI's outstanding shares. ASI was founded in 1956 by Mr. H. S. Kim, the father of Mr. James Kim, our Chairman and Chief Executive Officer. Through our supply agreements with ASI, we historically have had a first right to substantially all of the packaging and test services capacity of ASI and the exclusive right to all of the wafer output of ASI's wafer fabrication facility. Beginning in May 2000

                             AMKOR TECHNOLOGY, INC.

with our acquisition of K1, K2 and K3, we no longer receive packaging and test services from ASI. Under the wafer fabrication services supply agreement which was consummated in January 1998, we continue to have the exclusive right but not the requirement to purchase all of the wafer output of ASI's wafer fabrication facility on pricing terms negotiated annually. Additionally, we have not committed to purchase a minimum quantity of ASI's wafer output. After January 2003, this agreement is cancelable at any time by either party upon five-year prior written notice. Historically, we have had other relationships with ASI affiliated companies for financial services, construction services, materials and equipment. We believe each of these transactions was conducted on an arms-length basis in the ordinary course of business. In addition, ASI's former construction subsidiary is currently in reorganization and its affairs are managed by a number of creditor banks; all transactions between Amkor and this entity are subject to review and approval by these banks. Total purchases from ASI and its affiliates included in cost of revenue for the years ended December 31, 2001, 2000 and 1999 were $161.6 million, $499.8 million and $714.5 million.
Additionally, financial services performed by ASI and its affiliates included in interest expense for the years ended December 31, 2000 and 1999 were $1.6 million and $1.4 million. Construction services and equipment purchases received from ASI and its affiliates capitalized during the years ended December 31, 2001, 2000 and 1999 were $14.7 million, $38.8 million and $18.4 million.


      ASI's business had been severely affected by the economic crisis in Korea. ASI has traditionally operated with a significant amount of debt relative to its equity and has contractually guaranteed the debt obligations of certain affiliates and subsidiaries. ASI was part of the Korean financial restructuring program known as "Workout" beginning in October 1998. The Workout program was the result of an accord among Korean financial institutions to assist in the restructuring of Korean business enterprises. The process involved negotiation between the related banks and ASI, and did not involve the judicial system. The Workout process restructured the terms of ASI's bank debt, however, it did not impact debts outstanding with trade creditors, including indebtedness with our company. ASI's operations continued uninterrupted during the process. ASI was released from workout with its Korean creditor banks on July 18, 2000.

4. ACCOUNTS RECEIVABLE SALE AGREEMENT

      Effective July 1997 we entered into an agreement to sell receivables with certain banks. The transaction qualified as a sale under the provisions of SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Under the agreement, the participating banks committed to purchase, with limited recourse, all right, title and interest in selected accounts receivable, up to a maximum of $100.0 million. Losses on receivables sold under the agreement were approximately $1.1 million and $4.3 million in 2000 and 1999, respectively, and are included in other expense, net. In March 2000, we terminated the agreement and repurchased approximately $71.5 million of accounts receivable.

5.    INVENTORIES

      Inventories consist of raw materials and purchased components that are used in the semiconductor packaging process.


                                                     DECEMBER 31,
                                                  2001           2000
                                                --------       --------
                                                     (IN THOUSANDS)
Raw materials and purchased components ..       $ 64,752       $ 99,570
Work-in-process .........................          9,032          9,043
                                                --------       --------
                                                $ 73,784       $108,613
                                                ========       ========

6.    PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

                                                                   DECEMBER 31,
                                                             2001               2000
                                                         -----------        -----------
                                                                 (IN THOUSANDS)
Land .............................................       $    88,667        $    80,048
Buildings and improvements .......................           495,104            445,785
Machinery and equipment ..........................         1,661,140          1,506,774
Furniture, fixtures and other equipment ..........           118,069             79,691
Construction in progress .........................            63,782             70,753
                                                         -----------        -----------
                                                           2,426,762          2,183,051
Less--Accumulated depreciation and amortization ..        (1,034,488)          (704,541)
                                                         -----------        -----------
                                                         $ 1,392,274        $ 1,478,510
                                                         ===========        ===========

                             AMKOR TECHNOLOGY, INC.

7.    GOODWILL AND ACQUIRED INTANGIBLES

      Goodwill and acquired intangibles consist of the following:

                                                DECEMBER 31,
                                           2001             2000
                                        ---------        ---------
                                              (IN THOUSANDS)
Goodwill ........................       $ 788,719        $ 764,742
Assembled workforce .............          29,984           17,470
Patents and technology rights ...          46,713           39,205
                                        ---------        ---------
                                          865,416          821,417
Less--Accumulated amortization ..        (169,236)         (83,824)
                                        ---------        ---------
                                        $ 696,180        $ 737,593
                                        =========        =========

8.    INVESTMENTS

      Investments include equity investments in affiliated companies and noncurrent marketable securities as follows:

                                                                              DECEMBER 31,
                                                                           2001           2000
                                                                        --------       --------
                                                                             (IN THOUSANDS)
Equity investments under the equity method:
   ASI (ownership of 42%) (see Note 3) ..........................       $377,947       $478,943
   Other equity investments (20% - 50% owned)
      Taiwan Semiconductor Technology Corporation (see Note 2) ..             --         17,488
      Other .....................................................            966            664
                                                                        --------       --------
        Total equity investments ................................        378,913        497,095
Marketable securities classified as available for sale ..........          4,038          4,159
                                                                        --------       --------
                                                                        $382,951       $501,254
                                                                        ========       ========

9.    ACCRUED EXPENSES

      Accrued expenses consist of the following:


                                      DECEMBER 31,
                                  2001           2000
                                --------       --------
                                     (IN THOUSANDS)
Accrued income taxes ....       $ 53,364       $ 52,232
Accrued interest ........         32,584         24,598
Accrued payroll .........         20,813         17,194
Other accrued expenses ..         38,783         53,328
                                --------       --------
                                $145,544       $147,352
                                ========       ========

                             AMKOR TECHNOLOGY, INC.

10.   DEBT

      Following is a summary of short-term borrowings and long-term debt:

                                                                                                  DECEMBER 31,
                                                                                             2001              2000
                                                                                         -----------       -----------
                                                                                                 (IN THOUSANDS)
Secured bank facility:
   Term A loans, LIBOR plus 2.75% due March 2005 ..................................               --           297,500
   Term B loans, LIBOR plus 4% due September 2005 .................................           97,706           347,375
   $100.0 million revolving line of credit, LIBOR plus 2% - 2.75% due March 2005 ..               --            80,000
9.25% Senior notes due May 2006 ...................................................          425,000           425,000
9.25% Senior notes due February 2008 ..............................................          500,000                --
10.5% Senior subordinated notes due May 2009 ......................................          200,000           200,000
5.75% Convertible subordinated notes due May 2003,
   convertible at $13.50 per share ................................................               --            50,191
5.75% Convertible subordinated notes due June 2006,
   convertible at $35.00 per share ................................................          250,000                --
5% Convertible subordinated notes due March 2007,
   convertible at $57.34 per share ................................................          258,750           258,750
Other debt ........................................................................           94,812               306
                                                                                         -----------       -----------
                                                                                           1,826,268         1,659,122
Less--Short-term borrowings and current portion of long-term debt .................          (54,815)          (73,586)
                                                                                         -----------       -----------
                                                                                         $ 1,771,453       $ 1,585,536
                                                                                         ===========       ===========

      In March 2001, June 2001 and September 2001, we amended the financial covenants associated with the secured bank facilities. In connection with the September 2001 amendment, the revolving line of credit was reduced from a $200 million commitment to $100 million, the interest rate on the Term B loans was increased to LIBOR plus 4% and we prepaid $125 million of the Term B loans in November 2001. We expensed, as interest expense, approximately $4.0 million of deferred debt issuance costs as a result of the reduction of the revolving line of credit commitment and the prepayment of the Term B loans.

      In May 2001, we sold $250.0 million principal amount of our 5.75% convertible subordinated notes due 2006 in a private placement. The notes are convertible into Amkor common stock at a conversion price of $35.00 per share. We used $122.0 million of the $243.0 million of the net proceeds of that offering to repay amounts outstanding under the Term B loans of our secured bank facility, and the balance of the net proceeds was available to be used for general corporate and working capital purposes. In connection with the repayment in May 2001 of the Term B loans, we expensed, as interest expense, $2.3 million of unamortized deferred debt issuance costs.

      In May 2001, we called for the redemption of all of the 5.75% convertible subordinated notes due May 2003. In anticipation of the redemption, substantially all of the holders of the convertible notes opted to convert their notes into Amkor common stock and, accordingly, $50.2 million of the convertible notes were converted to 3.7 million of our common stock. In connection with the conversion of the 5.75% convertible subordinated notes due May 2003, $1.2 million of unamortized deferred debt issuance costs was charged to additional paid-in capital.

      In February 2001, we sold $500.0 million principal amount of our 9.25% senior notes due 2008 in a private placement. We used $387.5 million of the $490.0 million of the net proceeds of that offering to repay amounts outstanding under the Term A loans and revolving line of credit of our secured bank facility, and the balance of the net proceeds was available to be used for general corporate and working capital purposes. In connection with the repayment in February 2001 of the Term A loans, we expensed, as interest expense, $7.1 million of unamortized deferred debt issuance costs.

      Other debt as of December 31, 2001 included our foreign debt principally related to the financing of Amkor Iwate's acquisition of a Toshiba packaging and test facility and the debt assumed in connection with the acquisition of Sampo Semiconductor Corporation in Taiwan. Our foreign debt included fixed and variable debt maturing between 2002 and 2010, with the substantial majority maturing by 2003. As of December 31, 2001 the foreign debt had interest rates ranging from 1.0% to 6.6%. These debt instruments do not include significant financial covenants.

                             AMKOR TECHNOLOGY, INC.

      In connection with our issuance of the 5.75% convertible subordinated notes due 2006 in May 2001, we incurred debt issuance costs of $7.0 million. In connection with our issuance of the 9.25% senior notes due 2008 and the amendment to our secured bank facility in February 2001, we incurred debt issuance costs of $11.0 million. The debt issuance costs have been deferred and are being amortized over the life of the associated debt. Deferred debt issuance costs are included, net of amortization, in other noncurrent assets in the accompanying consolidated balance sheet and the related amortization expense is included in interest expense in the accompanying consolidated statements of operations.

      During the fourth quarter of 1999 and continuing into 2000, we completed an early conversion of the 5.75% convertible subordinated notes due May 2003. During the year ended December 31, 2000, we exchanged approximately 248,000 shares of our common stock for $3.2 million of the convertible subordinated notes. During the year ended December 31, 1999, we exchanged 12.1 million shares of common stock for $153.6 million of convertible subordinated notes. The fair value of the shares of common stock issued in excess of the shares required for conversion of the notes was $0.3 million and $17.4 million for the year ended December 31, 2000 and 1999, respectively, and such amounts were expensed and are included in other expense in the accompanying consolidated statements of operations.

      Interest expense related to short-term borrowings and long-term debt is presented net of interest income of $10.3 million, $14.2 million and $19.9 million in 2001, 2000 and 1999, respectively, in the accompanying consolidated statements of operations. The principal payments required under short-term and long-term debt borrowings at December 31, 2001 are as follows: 2002 -- $54.8 million, 2003 -- $35.2 million, 2004 -- $55.4 million, 2005 -- $42.1 million,
2006 -- $677.9 million and thereafter -- $960.9 million.

11. STOCKHOLDERS' EQUITY

      In connection with a $410.0 million private equity offering in May 2000, we issued 20.5 million shares of our common stock and granted warrants that expire four years from issuance to purchase 3.9 million additional shares of our common stock at $27.50 per share. The estimated fair value of the stock warrants of $35.0 million is included in additional paid-in capital on our consolidated balance sheet.

12. EMPLOYEE BENEFIT PLANS

   U.S. Defined Contribution Plan

      Our company has a defined contribution benefit plan covering substantially all U.S. employees. Employees can contribute up to 13% of salary to the plan and the company matches in cash 75% of the employee's contributions up to a defined maximum on an annual basis. The expense for this plan was $2.1 million, $1.8 million and $1.8 million in 2001, 2000 and 1999, respectively.

   Philippine Pension Plan

      Our Philippine subsidiaries sponsor a defined benefit plan that covers substantially all employees who are not covered by statutory plans. Charges to expense are based upon costs computed by independent actuaries.

      The components of net periodic pension cost for the Philippine defined benefit plan are as follows:

                                                                  YEAR ENDED DECEMBER 31,
                                                            -----------------------------------
                                                              2001          2000          1999
                                                            -------       -------       -------

Service cost of current period .......................      $ 2,534       $ 1,862       $ 2,153
Interest cost on projected benefit obligation ........        1,919         1,468         1,563
Expected return on plan assets .......................       (1,482)       (1,092)       (1,083)
Amortization of transition obligation and actuarial
   gains/losses ......................................           64            66           137
                                                            -------       -------       -------
           Total pension expense .....................      $ 3,035       $ 2,304       $ 2,770
                                                            =======       =======       =======

      It is our policy to make contributions sufficient to meet the minimum contributions required by law and regulation. The following table sets forth the funded status of our Philippine defined benefit pension plan and the related changes in the

                             AMKOR TECHNOLOGY, INC.

projected benefit obligation and plan assets:

                                                                   2001           2000
                                                                 --------       --------
Change in projected benefit obligation:
   Projected benefit obligation at beginning of year ......      $ 16,585       $ 15,384
   Service cost ...........................................         2,534          1,862
   Interest cost ..........................................         1,919          1,468
   Actuarial loss (gain) ..................................          (401)         1,598
   Foreign exchange gain ..................................          (378)        (2,982)
   Benefits paid ..........................................          (517)          (745)
                                                                 --------       --------
   Projected benefit obligation at end of year ............        19,742         16,585
                                                                 --------       --------
Change in plan assets:
   Fair value of plan assets at beginning of year .........        11,585         10,669
   Actual return on plan assets ...........................          (800)         2,187
   Employer contribution ..................................            --          1,542
   Foreign exchange gain ..................................          (265)        (2,068)
   Benefits paid ..........................................          (517)          (745)
                                                                 --------       --------
   Fair value of plan assets at end of year ...............        10,003         11,585
                                                                 --------       --------
Funded status:
   Projected benefit obligation in excess of plan assets ..         9,739          5,000
   Unrecognized actuarial loss ............................        (3,218)        (1,369)
   Unrecognized transition obligation .....................          (523)          (601)
                                                                 --------       --------
   Accrued pension costs ..................................      $  5,998       $  3,030
                                                                 ========       ========

      The discount rate used in determining the projected benefit obligation was 10% as of December 31, 2001 and 12% as of December 31, 2000 and 1999. The rate of increase in future compensation levels was 9% as of December 31, 2001 and 11% as of December 31, 2000 and 1999. The expected long-term rate of return on plan assets was 12% as of December 31, 2001, 2000 and 1999. These rates reflect economic and market conditions in the Philippines. The fair value of plan assets includes an investment in our common stock of $1.6 million at December 31, 2001 and 2000.

      Korean Severance Plan

      Our Korean subsidiary participates in an accrued severance plan that covers employees and directors with one year or more of service. Eligible plan participants are entitled to receive a lump-sum payment upon termination of their employment, based on their length of service and rate of pay at the time of termination. Accrued severance benefits are estimated assuming all eligible employees were to terminate their employment at the balance sheet date. The contributions to national pension fund made under the National Pension Plan of the Republic of Korea are deducted from accrued severance benefit liabilities. Contributed amounts are:

                                                                       DECEMBER 31,
                                                                    2001           2000
                                                                 --------       --------
                                                                      (IN THOUSANDS)
Balance at the beginning of year ..........................      $ 31,446       $  1,794
Increase resulting from the acquisition of K1, K2 and K3 ..            --         23,195
Provision of severance benefits ...........................        13,430         12,276
Severance payments ........................................        (3,132)        (1,894)
Gain on foreign currency translation ......................        (1,742)        (3,925)
                                                                 --------       --------
                                                                   40,002         31,446
Payments remaining with the Korean National Pension Fund ..        (1,715)        (1,941)
                                                                 --------       --------
Balance at the end of year ................................      $ 38,287       $ 29,505
                                                                 ========       ========

13. INCOME TAXES

      The provision for income taxes includes federal, state and foreign taxes currently payable and those deferred because of temporary differences between the financial statement and the tax bases of assets and liabilities. The components of the

                             AMKOR TECHNOLOGY, INC.

provision for income taxes follow:

                                                    FOR THE YEAR ENDED DECEMBER 31,
                                                --------------------------------------
                                                   2001           2000           1999
                                                --------       --------       --------
Current:
   Federal ...............................      $     --       $  2,149       $  9,928
   State .................................            --           (159)         1,746
   Foreign ...............................         3,331         28,550          5,508
                                                --------       --------       --------
                                                   3,331         30,540         17,182
                                                --------       --------       --------
Deferred:
   Federal ...............................       (87,077)        (6,869)           532
   Foreign ...............................         2,055         (1,386)         8,886
                                                --------       --------       --------
                                                 (85,022)        (8,255)         9,418
                                                --------       --------       --------
           Total provision (benefit) .....      $(81,691)      $ 22,285       $ 26,600
                                                ========       ========       ========

      The reconciliation between the taxes payable based upon the U.S. federal statutory income tax rate and the recorded provision follows:

                                                                          FOR THE YEAR ENDED DECEMBER 31,
                                                                     -----------------------------------------
                                                                        2001            2000            1999
                                                                     ---------       ---------       ---------

Federal statutory rate ........................................      $(150,419)      $  69,101       $  36,162
Income (loss) of foreign subsidiaries subject to tax holiday ..         33,762         (43,367)        (14,860)
Foreign exchange (losses) gains recognized for income taxes ...         13,221            (382)          8,023
Change in valuation allowance .................................          3,656           5,898         (11,084)
Difference in rates on foreign subsidiaries ...................         20,415          (8,142)           (630)
Change in tax rate from prior year ............................          5,796              --              --
State taxes, net of federal benefit ...........................         (8,480)           (661)          2,028
Goodwill and other permanent differences ......................            358            (162)          6,961
                                                                     ---------       ---------       ---------
           Total ..............................................      $ (81,691)      $  22,285       $  26,600
                                                                     =========       =========       =========

      The following is a summary of the significant components of the deferred tax assets and liabilities:

                                                                     DECEMBER 31,
                                                                2001            2000
                                                             ---------       ---------
                                                                  (IN THOUSANDS)
Deferred tax assets:
   Net operating loss carryforwards ...................      $ 103,340           6,457
   Inventories ........................................         10,495           5,762
   Corporate income tax credits .......................          9,990              --
   Accounts receivable ................................          3,248             517
   Other accrued liabilities ..........................            542           1,934
   Unrealized foreign exchange losses .................            257           8,535
   Other ..............................................          5,549           2,750
                                                             ---------       ---------
Total deferred tax assets .............................        133,421          25,955
Valuation allowance ...................................        (13,722)         (8,735)
                                                             ---------       ---------
Total deferred tax assets net of valuation allowance ..        119,699          17,220
                                                             ---------       ---------
Deferred tax liabilities:
   Property, plant and equipment ......................          5,188           3,607
   Goodwill ...........................................          3,888              --
   Unrealized foreign exchange gains ..................             88           2,013
   Other ..............................................            619              --
                                                             ---------       ---------
Total deferred tax liabilities ........................          9,783           5,620
                                                             ---------       ---------
Net deferred tax assets ...............................      $ 109,916       $  11,600
                                                             =========       =========

      In connection with our 2001 acquisitions in Japan and Taiwan, we recorded net deferred tax assets of $13.3 million which is net of a $1.3 million valuation allowance.

                             AMKOR TECHNOLOGY, INC.

      As a result of certain capital investments, export commitments and employment levels, income from operations in Korea, the Philippines and China, is subject to reduced tax rates, and in some cases is wholly exempt from taxes. As a result of our 1999 and 2000 acquisitions of K1, K2, K3 and K4 in Korea, we benefit from a tax holiday extending through 2012 that provides for a 100% tax holiday for seven years and then 50% tax holiday for an additional 3 years. In the Philippines, two of our subsidiaries operate in economic zones and in exchange for tax holidays we have committed to certain export and employment levels. One of our Philippine subsidiaries benefits from a full tax holiday through 2003, followed by perpetual reduced tax rate of 5% and the other subsidiary benefits from a perpetual reduced tax rate of 5%. As a result of our 2001 investment in China, we expect to benefit from a 100% tax holiday for five years and then 50% tax holiday for an additional two years. The income tax benefits attributable to the tax status of these subsidiaries are approximately $43.4 million or $0.28 per share in 2000 and $14.9 million or $0.11 per share in 1999. As a result of the losses at these subsidiaries during 2001, there is a lost income tax benefit attributable to the tax status of these subsidiaries, of approximately $33.8 million or $0.21 per share.

      The deferred tax asset and liability for foreign exchange gains and losses relate to U.S. dollar denominated monetary assets and liabilities for which foreign exchange gains or losses were realized for book purposes and not for tax purposes. During 2000 one of our Philippine subsidiaries realized net foreign exchange gains and losses for book purposes which were deferred for tax and established a valuation allowance for a portion of the related deferred tax assets. Our ability to utilize these assets depends on the timing of the settlement of the related assets or liabilities and the amount of taxable income recognized within the Philippine statutory carryforward limit of three years. During 2001, such Philippine subsidiary realized the foreign exchange gains and losses for tax causing a reduction to the valuation allowance established in 2000.

      As of December 31, 2001, our company has U.S. net operating losses for tax purposes totaling $254.9 million expiring between 2019 and 2021. Non-U.S. loss before taxes and minority interest was approximately $180.7 million in 2001 and non-U.S. income before taxes and minority interest was approximately $201.0 million and $74.0 million in 2000 and 1999, respectively. At December 31, 2001, undistributed earnings of non-U.S. subsidiaries totaled approximately $336.1 million. Deferred tax liabilities have not been recognized for these undistributed earnings because it is our intention to reinvest such undistributed earning outside the U.S. An estimated $53.3 million in U.S. income and foreign withholding taxes would be due if these earnings were remitted as dividends.

      At December 31, 2001 and 2000 current deferred tax assets of $16.3 million and $13.5 million, respectively, are included in other current assets and noncurrent deferred tax assets of $108.1 million and $2.3 million, respectively, are included in other assets in the consolidated balance sheet. The net deferred tax assets include amounts, which, in our opinion, are more likely than not to be realizable through future taxable income. In addition, at December 31, 2001 and 2000, noncurrent deferred tax liabilities of $14.5 million and $4.2 million, respectively, are included in other noncurrent liabilities in the consolidated balance sheet.


      We operate in and file income tax returns in various U.S. and non-U.S. jurisdictions, which are subject to examination by tax authorities. Our tax returns have been examined through 1994 in the Philippines and through 1996 in the U.S. The tax returns for open years in all jurisdictions in which we do business are subject to changes upon examination. We believe that we have estimated and provided adequate accruals for the probable additional taxes and related interest expense that may ultimately result from examinations related to our transfer pricing and local attribution of income resulting from significant intercompany transactions, including ownership and use of intellectual property, in various U.S. and non-U.S. jurisdictions. Our estimated tax liability is subject to change as examinations of specific tax years are completed in the respective jurisdictions. We believe that any additional taxes or related interest over the amounts accrued will not have a material effect on our financial condition or results of operations, nor do we expect that examinations to be completed in the near term would have a material favorable impact. As of December 31, 2001 and 2000, the accrual for current taxes and estimated additional taxes was $53.4 million and $52.2 million, respectively. In addition, changes in the mix of income from our foreign subsidiaries, expiration of tax holidays and changes in tax laws or regulations could result in increased effective tax rates in the future.


14. EARNINGS PER SHARE

      Statement of Financial Accounting Standards ("SFAS") of No. 128, "Earnings Per Share," requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic EPS is computed using only the weighted average number of common shares outstanding for the period while diluted EPS is computed assuming conversion of all dilutive securities, such as options. In 2001, 2.1 million stock options and the outstanding convertible notes and warrants were excluded from the computation of diluted earnings per share as a result of the antidilutive effect. In 2000, the 5% convertible subordinated notes due 2007 and the outstanding warrants were excluded from the computation of diluted earnings per share as a result of the antidilutive effect. The basic and diluted per share amounts for the years presented are

                             AMKOR TECHNOLOGY, INC.

calculated as follows:

                                                                       WEIGHTED
                                                         EARNINGS   AVERAGE SHARES  PER SHARE
                                                        (NUMERATOR)  (DENOMINATOR)   AMOUNT
                                                        ----------- --------------- ---------
Earnings per Share--Year Ended December 31, 2000
   Basic earnings per share .......................      $154,153       145,806      $1.06
   Impact of convertible notes ....................         2,414         3,744
   Dilutive effect of options .....................            --         3,673
                                                         --------      --------      -----
   Diluted earnings per share .....................      $156,567       153,223      $1.02
                                                         ========      ========      =====
Earnings per Share--Year Ended December 31, 1999
   Basic earnings per share .......................      $ 76,719       119,341      $0.64
   Impact of convertible notes ....................         8,249        14,228
   Dilutive effect of options .....................            --         1,498
                                                         --------      --------      -----
   Diluted earnings per share .....................      $ 84,968       135,067      $0.63
                                                         ========      ========      =====

15. STOCK COMPENSATION PLANS

      1998 Director Option Plan. A total of 300,000 shares of common stock have been reserved for issuance under the Director Plan. The option grants under the Director Plan are automatic and non-discretionary. Generally, the Director Plan provides for an initial grant of options to purchase 15,000 shares of common stock to each new non-employee director of the company when such individual first becomes an Outside Director. In addition, each non-employee director will automatically be granted subsequent options to purchase 5,000 shares of common stock on each date on which such director is re-elected by the stockholders of the company, provided that as of such date such director has served on the Board of Directors for at least six months. The exercise price of the options is 100% of the fair market value of the common stock on the grant date. The term of each option is ten years and each option granted to an non-employee director vests over a three year period. The Director Plan will terminate in January 2008 unless sooner terminated by the Board of Directors.

      1998 Stock Plan. The 1998 Stock Plan generally provides for the grant to employees, directors and consultants of stock options and stock purchase rights. Unless terminated sooner, the 1998 Plan will terminate automatically in January 2008. A total of 5,000,000 shares are reserved for issuance under the 1998 Stock Plan, and there is a provision for an annual replenishment to bring the number of shares of common stock reserved for issuance under the plan up to 5,000,000 as of each January 1.

      Unless determined otherwise by the Board of Directors or a committee appointed by the Board of Directors, options and stock purchase rights granted under the 1998 Plan are not transferable by the optionee. Generally, the exercise price of all stock options granted under the 1998 Plan must be at least equal to the fair market value of the shares on the date of grant. In general, the options granted will vest over a four year period and the term of the options granted under the 1998 Plan may not exceed ten years.

      1998 Stock Option Plan for French Employees. Unless terminated sooner, the French Plan will continue in existence until 2003. The French Plan provides for the granting of options to employees of our French subsidiaries. A total of 250,000 shares of common stock are reserved for issuance under the French Plan, and there is a provision for an annual replenishment to bring the number of shares of common stock reserved for issuance under the plan up to 250,000 as of each January 1. In general, stock options granted under the French Plan vest over a four year period, the exercise price for each option granted under the French Plan shall be 100% of the fair market value of the shares of common stock on the date the option is granted and the maximum term of the option must not exceed ten years. Shares subject to the options granted under the French Plan may not be transferred, assigned or hypothecated in any manner other than by will or the laws of descent or distribution before the date which is five years after the date of grant.

                             AMKOR TECHNOLOGY, INC.

      A summary of the status of the stock option plans follows:

                                                  WEIGHTED AVERAGE  WEIGHTED AVERAGE
                                      NUMBER       EXERCISE PRICE     GRANT DATE
                                     OF SHARES       PER SHARE        FAIR VALUES
                                     ----------   ----------------  ----------------
Balance at December 31, 1998 ..       3,823,900      $     9.97
Granted .......................       1,468,450           10.62      $     6.33
                                                                     ==========
Exercised .....................          75,534           10.49
Cancelled .....................         151,268            9.91
                                     ----------      ----------
Balance at December 31, 1999 ..       5,065,548           10.15
Granted .......................       5,168,950           40.15      $    22.46
                                                                     ==========
Exercised .....................         418,388           10.32
Cancelled .....................         545,909           33.87
                                     ----------      ----------
Balance at December 31, 2000 ..       9,270,201           25.48
Granted .......................       4,313,850           15.14      $     8.47
                                                                     ==========
Exercised .....................         517,822            9.88
Cancelled .....................         709,863           27.60
                                     ----------      ----------
Balance at December 31, 2001 ..      12,356,366      $    22.40
                                     ==========      ==========

Options exercisable at:
December 31, 1999 .............       1,363,644      $     9.82
December 31, 2000 .............       2,827,380           10.23
December 31, 2001 .............       4,508,557           22.35

      Significant option groups outstanding at December 31, 2001 and the related weighted average exercise price and remaining contractual life information are as follows:

                                                                    OUTSTANDING                 EXERCISABLE
                                                             ------------------------    --------------------------       WEIGHTED
                                                                             WEIGHTED                      WEIGHTED       AVERAGE
                                                                             AVERAGE                       AVERAGE       REMAINING
                                                                SHARES        PRICE           SHARES        PRICE       LIFE (YEARS)
                                                             ------------   ---------    ------------     ---------     ------------
Options with Exercise Price of:
   $50.44 - $60.06......................................           57,815    $ 52.58           23,544      $ 52.69           8.3
   $33.563 - $50.3445...................................        3,486,753    $ 42.98        1,458,839      $ 43.03           8.2
   $22.125 - $33.1875...................................          612,191    $ 29.45          210,202      $ 31.15           8.5
   $14.438 - $21.657....................................        4,342,678    $ 15.52          123,016      $ 18.68           9.2
   $9.06 - $13.59.......................................        3,318,332    $ 10.67        2,310,167      $ 10.85           6.9
   $5.66 - $8.49........................................          538,597    $  5.70          382,789      $  5.70           6.9
                                                             ------------                ------------
Options outstanding at December 31, 2001................       12,356,366                   4,508,557
                                                             ============                ============

      In order to calculate the fair value of stock options at date of grant, we used the Black-Scholes option pricing model. The following assumptions were used to calculate weighted average fair values of the options granted:

                                   FOR THE YEAR ENDED DECEMBER 31,
                                   -------------------------------
                                     2001      2000      1999
                                    ------    ------    ------
Expected life (in years) .......        4         4         4
Risk-free interest rate ........       4.5%      6.8%      5.4%
Volatility .....................       70%       66%       75%
Dividend yield .................       --        --        --

      1998 Employee Stock Purchase Plan. A total of 1,000,000 shares of common stock are available for sale under the Stock Purchase Plan and an annual increase is to be added on each anniversary date of the adoption of the Stock Purchase Plan to restore the maximum aggregate number of shares of common stock available for sale under the plan up to 1,000,000. Employees (including officers and employee directors of the company but excluding 5% or greater stockholders) are eligible to participate if they are customarily employed for at least 20 hours per week. The Stock Purchase Plan permits eligible

                             AMKOR TECHNOLOGY, INC.

employees to purchase common stock through payroll deductions, which may not exceed 15% of the compensation an employee receives on each payday. Each participant will be granted an option on the first day of a two year offering period, and shares of common stock will be purchased on four purchase dates within the offering period. The purchase price of the common stock under the Stock Purchase Plan will be equal to 85% of the lesser of the fair market value per share of common stock on the start date of the offering period or on the purchase date. Employees may end their participation in an offering period at any time, and participation ends automatically on termination of employment with the company. The Stock Purchase Plan will terminate in January 2008, unless sooner terminated by the Board of Directors.

      For the years ended December 31, 2001, 2000 and 1999, employees purchased common stock shares under the stock purchase plan of 482,937, 263,498 and 586,755, respectively. The average estimated fair values of the purchase rights granted during the years ended December 31 2001, 2000 and 1999 based on the Black-Scholes option pricing model were $6.53, $12.17 and $5.65, respectively. The following assumptions were used to calculate weighted average fair values of the purchase rights granted:

                                      FOR THE YEAR ENDED DECEMBER 31,
                                    ----------------------------------
                                     2001          2000          1999
                                    ------        ------        ------
Expected life (in years) ....          0.5           0.5           0.5
Risk-free interest rate .....          4.5%          6.8%          5.4%
Volatility ..................           70%           66%           75%
Dividend yield ..............           --            --            --

      We account for our stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and the Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB No. 25." Accordingly, compensation cost for stock-based plans is generally measured as the excess, if any, of the quoted market price of our company's stock at the date of the grant over the amount an employee must pay to acquire the stock. Had we recorded compensation expense for our stock compensation plans, as provided by SFAS No. 123, "Accounting for Stock-Based Compensation," our reported net income and basic and diluted earnings per share would have been reduced to the pro forma amounts indicated below:

                                         FOR THE YEAR ENDED DECEMBER 31,
                               ------------------------------------------------
                                   2001               2000              1999
                               -----------        -----------       -----------
Net Income (Loss):
       As reported .....       $  (450,861)       $   154,153       $    76,719
       Pro forma .......          (480,480)           127,581            72,033
Earnings per share:
   Basic:
       As reported .....             (2.87)              1.06              0.64
       Pro forma .......             (3.06)              0.88              0.60
   Diluted:
       As reported .....             (2.87)              1.02              0.63
       Pro forma .......             (3.06)              0.85              0.59

16. FAIR VALUE OF FINANCIAL INSTRUMENTS

      The estimated fair value of financial instruments has been determined using available market information and appropriate methodologies; however, considerable judgment is required in interpreting market data to develop the estimates for fair value. Accordingly, these estimates are not necessarily indicative of the amounts that we could realize in a current market exchange. Certain of these financial instruments are with major financial institutions and expose us to market and credit risks and may at times be concentrated with certain counterparties or groups of counterparties. The creditworthiness of counterparties is continually reviewed, and full performance is anticipated.

      The carrying amounts reported in the balance sheet for short-term investments, due from affiliates, other accounts receivable, due to affiliates, accrued expenses and accrued income taxes approximate fair value due to the short-term nature of these instruments. The methods and assumptions used to estimate the fair value of other significant classes of financial instruments is set forth below:

                             AMKOR TECHNOLOGY, INC.

      Cash and Cash Equivalents. Cash and cash equivalents are due on demand or carry a maturity date of less than three months when purchased. The carrying amount of these financial instruments is a reasonable estimate of fair value.

      Available for sale investments. The fair value of these financial instruments was estimated based on market quotes, recent offerings of similar securities, current and projected financial performance of the company and net asset positions.

      Long-term debt. The carrying amount of our total long-term debt as December 31, 2001 was $1,771.5 million and the fair value based on available market quotes is estimated to be $1,573.5 million.

17. COMMITMENTS AND CONTINGENCIES

      Amkor is involved in various claims incidental to the conduct of our business. Based on consultation with legal counsel, we do not believe that any claims, either individually or in the aggregate, to which the company is a party will have a material adverse effect on our financial condition or results of operations.

      We are disputing certain amounts due under a technology license agreement with a third party. To date, this dispute has not involved the judicial systems. We remit to the third party our estimate of amounts due under this agreement. Depending on the outcome of this dispute, the ultimate payable by us, as of December 31, 2001, could be up to an additional $14.6 million. The third party is not actively pursuing resolution to this dispute and we have not accrued the potential additional amount.

      Net future minimum lease payments under operating leases that have initial or remaining noncancelable lease terms in excess of one year are:

                                                                             DECEMBER 31,
                                                                                 2001
                                                                           ---------------
                                                                            (IN THOUSANDS)
        2002    .......................................................    $        18,137
        2003    .......................................................             14,501
        2004    .......................................................              8,046
        2005    .......................................................              7,444
        2006    .......................................................              7,191
        Thereafter.....................................................             60,870
                                                                           ---------------
                Total (net of minimum sublease income of $3,619).......    $       116,189
                                                                           ===============

      Rent expense amounted to $21.8 million, $13.7 million and $10.4 million for 2001, 2000 and 1999, respectively. We lease office space in West Chester, Pennsylvania from certain of our stockholders. The lease expires in 2006. We have the option to extend the lease for an additional 10 years through 2016. Amounts paid for this lease in 2001, 2000 and 1999 were $1.2 million, $1.2 million and $1.1 million, respectively.

18. SEGMENT INFORMATION

      In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," we have two reportable segments, packaging and test services and wafer fabrication services. These segments are managed separately because the services provided by each segment require different technology and marketing strategies.

      Packaging and Test Services. Through our factories located in the Philippines, Korea, Japan, Taiwan and China, we offer a complete and integrated set of packaging and test services including integrated circuit (IC) packaging design, leadframe and substrate design, IC package assembly, final testing, burn-in, reliability testing and thermal and electrical characterization.

      Wafer Fabrication Services. Through our wafer fabrication services division, we provide marketing, engineering and support services for ASI's wafer foundry, under a long-term supply agreement.

      We derived 79.4%, 80.7% and 99.3% of our wafer fabrication revenues from Texas Instruments (TI) for 2001, 2000 and 1999, respectively. Total net revenues derived from TI accounted for 10.2%, 14.1% and 16.5% of our consolidated net revenues 2001, 2000 and 1999, respectively. With the commencement of operations of Amkor Iwate and the acquisition of a packaging and test facility from Toshiba, total net revenues derived from Toshiba accounted for 14.3% of our consolidated

                             AMKOR TECHNOLOGY, INC.

net revenues for 2001.

      The accounting policies for segment reporting are the same as those for our consolidated financial statements. We evaluate our operating segments based on operating income. Summarized financial information concerning reportable segments is shown in the following table. The "Other" column includes the elimination of inter-segment balances and corporate assets which include cash and cash equivalents, non-operating balances due from affiliates, investment in equity affiliates and other investments.

                                                         PACKAGING            WAFER
                                                         AND TEST          FABRICATION          OTHER              TOTAL
                                                        -----------        -----------       -----------        -----------
2001
   Net revenues .................................       $ 1,336,674        $   181,188       $                  $ 1,517,862
   Gross profit .................................            52,251             17,547                               69,798
   Operating income (loss) ......................          (272,494)             8,465                             (264,029)
   Depreciation and amortization including debt
       issue costs ..............................           462,912              2,171                              465,083
   Capital expenditures including by acquisition            296,346                105                              296,451
   Total assets .................................         2,540,020             87,953           595,345          3,223,318

2000
   Net revenues .................................       $ 2,009,701        $   377,593       $        --        $ 2,387,294
   Gross profit .................................           567,381             37,755                --            605,136
   Operating income .............................           299,101             24,275                --            323,376
   Depreciation and amortization including debt
       issue costs ..............................           330,824              2,085                --            332,909
   Capital expenditures including by acquisition            883,752              1,124                --            884,876
   Total assets .................................         2,732,733             46,231           614,320          3,393,284

1999
   Net revenues .................................       $ 1,617,235        $   292,737       $        --        $ 1,909,972
   Gross profit .................................           319,877             29,279                --            349,156
   Operating income .............................           158,283             17,794                --            176,077
   Depreciation and amortization including debt
       issue costs ..............................           178,771              1,561                --            180,332
   Capital expenditures including by acquisition            603,173              2,536                --            605,709
   Total assets .................................         1,391,105             37,011           326,973          1,755,089

           The following table presents net revenues by country based on the location of the customer:

                                                  NET REVENUES
                                  --------------------------------------------
                                     2001             2000             1999
                                  ----------       ----------       ----------

United States .............       $  601,066       $1,280,896       $1,316,147
Ireland ...................           76,786           92,548           57,000
Japan .....................          297,277           76,133           20,086
Singapore .................          151,183          325,903          238,961
Other foreign countries ...          391,550          611,814          277,778
                                  ----------       ----------       ----------
Consolidated ..............       $1,517,862       $2,387,294       $1,909,972
                                  ==========       ==========       ==========

                             AMKOR TECHNOLOGY, INC.

           The following table presents property, plant and equipment based on the location of the asset:

                                          PROPERTY, PLANT AND EQUIPMENT
                                  --------------------------------------------
                                     2001             2000             1999
                                  ----------       ----------       ----------
United States .............       $   87,776       $   84,351       $   48,438
Philippines ...............          471,302          579,619          448,644
Korea .....................          698,448          813,983          362,144
Taiwan ....................           90,088               --               --
Japan .....................           35,074              174              132
China .....................            9,093               --               --
Other foreign countries ...              493              383              410
                                  ----------       ----------       ----------
Consolidated ..............       $1,392,274       $1,478,510       $  859,768
                                  ==========       ==========       ==========

      The following supplementary information presents net revenues allocated by product family for the packaging and test segment:


                                                NET REVENUES
                                --------------------------------------------
                                   2001             2000             1999
                                ----------       ----------       ----------
Traditional Leadframe ...       $  449,742       $  647,872       $  559,563
Advanced Leadframe ......          293,402          508,544          412,395
Laminates ...............          444,170          719,576          561,181
Test and Other ..........          149,360          133,709           84,096
                                ----------       ----------       ----------
Consolidated ............       $1,336,674       $2,009,701       $1,617,235
                                ==========       ==========       ==========

                             AMKOR TECHNOLOGY, INC.

Financial Statements and Notes appearing on pages 2 through 14 and 37 of Amkor's
    Quarterly Report on Form 10-Q for its fiscal quarter ended June 30, 2002

                          PART I. FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS

                                                        FOR THE THREE MONTHS ENDED           FOR THE SIX MONTHS ENDED

                                                                  JUNE 30,                            JUNE 30,
                                                        ---------------------------         ---------------------------
                                                          2002              2001              2002              2001
                                                        ---------         ---------         ---------         ---------
                                                                (UNAUDITED)                         (UNAUDITED)
Net revenues ...................................        $ 409,884         $ 350,169         $ 759,525         $ 830,792
Cost of revenues -- including purchases from ASI          397,503           342,158           760,615           740,996
                                                        ---------         ---------         ---------         ---------
Gross profit (loss) ............................           12,381             8,011            (1,090)           89,796
                                                        ---------         ---------         ---------         ---------

Operating expenses:
   Selling, general and administrative .........           49,607            51,365            97,294           105,359
   Research and development ....................            8,769             8,135            16,913            18,637
   Loss on disposal of fixed assets ............            1,438               398             3,112             1,522
   Amortization of acquired intangibles ........            1,743             1,181             2,995             2,339
   Amortization of goodwill ....................               --            19,392                --            40,146
   Special charges .............................          268,166                --           268,166                --
                                                        ---------         ---------         ---------         ---------
      Total operating expenses .................          329,723            80,471           388,480           168,003
                                                        ---------         ---------         ---------         ---------
Operating loss .................................         (317,342)          (72,460)         (389,570)          (78,207)
                                                        ---------         ---------         ---------         ---------

Other expense (income):
   Interest expense, net .......................           37,434            40,411            73,619            85,206
   Foreign currency loss .......................              702             2,375             2,705             1,065
   Other expense (income), net .................             (489)             (455)             (987)           (1,411)
                                                        ---------         ---------         ---------         ---------
      Total other expense ......................           37,647            42,331            75,337            84,860
                                                        ---------         ---------         ---------         ---------
Loss before income taxes, equity in loss
   of investees and minority interest ..........         (354,989)         (114,791)         (464,907)         (163,067)
Provision (benefit) for income taxes ...........          (25,440)          (25,673)          (47,973)          (30,983)
Equity in loss of investees ....................          (10,111)          (26,345)          (12,205)          (52,593)
Loss on impairment of equity investment ........          (42,960)               --          (139,536)               --
Minority interest ..............................             (908)             (828)           (2,661)             (828)
                                                        ---------         ---------         ---------         ---------
Net loss .......................................        $(383,528)        $(116,291)        $(571,336)        $(185,505)
                                                        =========         =========         =========         =========

Per Share Data:
   Basic net loss per common share .............        $   (2.33)        $   (0.76)        $   (3.49)        $   (1.21)
                                                        =========         =========         =========         =========

   Diluted net loss per common share ...........        $   (2.33)        $   (0.76)        $   (3.49)        $   (1.21)
                                                        =========         =========         =========         =========

   Shares used in computing basic net loss
     per common share ..........................          164,281           153,950           163,529           153,068
                                                        =========         =========         =========         =========

   Shares used in computing diluted net loss
     per common share ..........................          164,281           153,950           163,529           153,068
                                                        =========         =========         =========         =========



        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                 JUNE 30,           DECEMBER 31,
                                                                                   2002                2001
                                                                                -----------         -----------
                                                                                (UNAUDITED)
                                      ASSETS

Current assets:
   Cash and cash equivalents ...........................................        $   161,938         $   200,057
   Accounts receivable:
      Trade, net of allowance for doubtful accounts of $6,912 and $6,842            253,625             211,419
      Due from affiliates ..............................................                711                 871
      Other ............................................................              9,236               8,953
   Inventories .........................................................             80,158              73,784
   Other current assets ................................................             42,014              37,106
                                                                                -----------         -----------
         Total current assets ..........................................            547,682             532,190
                                                                                -----------         -----------
Property, plant and equipment, net .....................................          1,082,764           1,392,274
                                                                                -----------         -----------
Investments ............................................................            231,336             382,951
                                                                                -----------         -----------
Other assets:
   Due from affiliates .................................................             21,775              20,518
   Goodwill ............................................................            624,047             659,130
   Acquired intangibles, net ...........................................             49,121              37,050
   Deferred taxes ......................................................            154,013             108,064
   Other ...............................................................             84,122              91,141
                                                                                -----------         -----------
                                                                                    933,078             915,903
                                                                                -----------         -----------
         Total assets ..................................................        $ 2,794,860         $ 3,223,318
                                                                                ===========         ===========

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Bank overdraft ......................................................        $    10,189         $     5,116
   Short-term borrowings and current portion of long-term debt .........             58,625              54,815
   Trade accounts payable ..............................................            176,198             148,923
   Due to affiliates ...................................................             37,166              16,936
   Accrued expenses ....................................................            171,867             145,544
                                                                                -----------         -----------
         Total current liabilities .....................................            454,045             371,334
Long-term debt .........................................................          1,761,582           1,771,453
Other noncurrent liabilities ...........................................             78,168              64,077
                                                                                -----------         -----------
         Total liabilities .............................................          2,293,795           2,206,864
                                                                                -----------         -----------

Commitments and contingencies

Minority interest ......................................................             10,576               7,737
                                                                                -----------         -----------

Stockholders' equity:
   Preferred stock .....................................................                 --                  --
   Common stock ........................................................                165                 162
   Additional paid-in capital ..........................................          1,168,221           1,123,541
   Accumulated deficit .................................................           (678,311)           (106,975)
   Receivable from stockholder .........................................             (3,276)             (3,276)
   Accumulated other comprehensive income (loss) .......................              3,690              (4,735)
                                                                                -----------         -----------
         Total stockholders' equity ....................................            490,489           1,008,717
                                                                                -----------         -----------
         Total liabilities and stockholders' equity ....................        $ 2,794,860         $ 3,223,318
                                                                                ===========         ===========


        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                   (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                             ACCUMULATED
                                                                                                OTHER
                                                                    RETAINED    RECEIVABLE  COMPREHENSIVE              COMPREHENSIVE
                                        COMMON STOCK     PAID-IN    EARNINGS       FROM        INCOME                     INCOME
                                      SHARES    AMOUNT   CAPITAL    (DEFICIT)   STOCKHOLDER    (LOSS)        TOTAL        (LOSS)
                                      -------   ------  ----------  ---------   ----------- ------------- -----------  -------------
Balance at December 31, 2000 ......   152,118    $152   $  975,026  $ 343,886     $(3,276)     $  (954)   $ 1,314,834
  Net income (loss) ...............        --      --           --   (185,505)         --           --       (185,505)   $(185,505)
  Cumulative translation adjustment        --      --           --         --          --         (760)          (760)        (760)
                                                                                                                         ---------
  Comprehensive loss ..............                                                                                      $(186,265)
                                                                                                                         =========
  Issuance of stock through
   employee stock purchase plan and
   stock options                          533       1        6,869         --          --           --          6,870
  Debt conversion .................     3,716       3       48,962         --          --           --         48,965
                                      -------    ----   ----------  ---------     -------      -------    -----------
Balance at June 30, 2001  .........   156,367    $156   $1,030,857  $ 158,381     $(3,276)     $(1,714)   $ 1,184,404
                                      =======    ====   ==========  =========     =======      =======    ===========


Balance at December 31, 2001 ......   161,782    $162   $1,123,541  $(106,975)    $(3,276)     $(4,735)   $ 1,008,717
  Net income (loss) ...............        --      --           --   (571,336)         --           --       (571,336)   $(571,336)
  Unrealized loss on investments,
   net of tax .....................        --      --           --         --          --           (6)            (6)          (6)
  Cumulative translation adjustment        --      --           --         --          --        8,431          8,431        8,431
                                                                                                                         ---------
  Comprehensive loss ..............                                                                                      $(562,911)
                                                                                                                         =========
  Issuance of stock for
   acquisitions ...                     1,827       2       35,200         --          --           --         35,202
  Issuance of stock through
   employee stock purchase plan and
   stock options                          880       1        9,480         --          --           --          9,481
                                      -------    ----   ----------  ---------     -------      -------    -----------
Balance at June 30, 2002 ..........   164,489    $165   $1,168,221  $(678,311)    $(3,276)     $ 3,690    $   490,489
                                      =======    ====   ==========  =========     =======      =======    ===========


        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                 FOR THE SIX MONTHS ENDED
                                                                                          JUNE 30,
                                                                                ---------------------------
                                                                                  2002              2001
                                                                                ---------         ---------
                                                                                        (UNAUDITED)
Cash flows from operating activities:
  Net income (loss) ....................................................        $(571,336)        $(185,505)
   Adjustments to reconcile net income to net cash provided
   by operating activities --
   Depreciation and amortization .......................................          189,139           216,586
   Special charges .....................................................          268,166                --
   Deferred debt issuance costs ........................................            4,115            14,124
   Provision for accounts receivable ...................................               70              (588)
   Provision for excess and obsolete inventory .........................           (2,245)           11,628
   Deferred income taxes ...............................................          (42,509)             (155)
   Equity in (income) loss of investees ................................           12,205            52,593
   Loss on impairment of equity investment .............................          139,536                --
   Loss on sale of fixed assets ........................................            3,112             1,522
   Minority interest ...................................................            2,661               828
  Changes in assets and liabilities excluding effects of acquisitions --
   Accounts receivable .................................................          (36,275)           73,369
   Other receivables ...................................................             (283)           (1,433)
   Inventories .........................................................           (3,215)           24,014
   Due to/from affiliates, net .........................................           19,133           (21,705)
   Other current assets ................................................           (3,522)           (6,054)
   Other noncurrent assets .............................................            2,800             2,875
   Accounts payable ....................................................           22,860             9,300
   Accrued expenses ....................................................            8,062           (60,913)
   Other long-term liabilities .........................................            5,449             3,722
                                                                                ---------         ---------
     Net cash provided by operating activities .........................           17,923           134,208
                                                                                ---------         ---------

Cash flows from investing activities:
  Purchases of property, plant and equipment ...........................          (51,323)         (112,664)
  Acquisitions, net of cash acquired ...................................          (10,797)           (7,338)
  Proceeds from the sale of property, plant and equipment ..............            1,243               793
  Proceeds from the sale (purchase) of investments .....................             (132)             (161)
                                                                                ---------         ---------
     Net cash used in investing activities .............................          (61,009)         (119,370)
                                                                                ---------         ---------

Cash flows from financing activities:
  Net change in bank overdrafts and short-term borrowings ..............            2,767               764
  Net proceeds from issuance of long-term debt .........................               --           750,995
  Payments of long-term debt ...........................................           (9,740)         (527,440)
  Proceeds from issuance of stock through employee stock
   purchase plan and stock options .....................................            9,481             6,870
                                                                                ---------         ---------
     Net cash provided by financing activities .........................            2,508           231,189
                                                                                ---------         ---------

Effect of exchange rate fluctuations on cash and cash equivalents ......            2,459              (409)
                                                                                ---------         ---------

Net increase (decrease) in cash and cash equivalents ...................          (38,119)          245,618
Cash and cash equivalents, beginning of period .........................          200,057            93,517
                                                                                ---------         ---------
Cash and cash equivalents, end of period ...............................        $ 161,938         $ 339,135
                                                                                =========         =========

Supplemental disclosures of cash flow information:
  Cash paid during the period for:
   Interest ............................................................        $  71,516         $  68,899
   Income taxes ........................................................        $   2,700         $    (158)


        The accompanying notes are an integral part of these statements.

                             AMKOR TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INTERIM FINANCIAL STATEMENTS

      Basis of Presentation. The consolidated financial statements and related disclosures as of June 30, 2002 and for the three and six months ended June 30, 2002 and 2001 are unaudited, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. In our opinion, these financial statements include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the results for the interim periods. These financial statements should be read in conjunction with our latest annual report as of December 31, 2001 filed on Form 10-K, as amended, with the Securities and Exchange Commission. The results of operations for the three and six months ended June 30, 2002 are not necessarily indicative of the results to be expected for the full year. Certain previously reported amounts have been reclassified to conform with the current presentation.

      Risks and Uncertainties. Our future results of operations involve a number of risks and uncertainties. Factors that could affect future operating results and cause actual results to vary materially from historical results include, but are not limited to, dependence on the highly cyclical nature of the semiconductor industry, the continuing negative impacts of the unprecedented industry downturn in 2001, our high leverage and the restrictive covenants contained in the agreements governing our indebtedness, uncertainty as to the demand from our customers over both the long- and short-term, competitive pricing and declines in average selling prices we experience, our dependence on our relationship with Anam Semiconductor, Inc. (ASI) for all of our wafer fabrication output, the timing and volume of orders relative to our production capacity, the absence of significant backlog in our business, fluctuations in manufacturing yields, the availability of financing, our competition, our dependence on international operations and sales, our dependence on raw material and equipment suppliers, exchange rate fluctuations, our dependence on key personnel, difficulties integrating acquisitions, the enforcement of intellectual property rights by or against us, our need to comply with existing and future environmental regulations, the results of ASI as it impacts our financial results and political and economic uncertainty resulting from terrorist activities.

      Recent Accounting Pronouncements. In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity shall be recognized and measured initially at its fair value in the period in which the liability is incurred rather than when a company commits to such an activity. We will adopt SFAS No. 146 beginning with exit or disposal activities that are initiated after December 31, 2002.

2. SPECIAL CHARGES

      Special charges consist of the following:

                                                                     JUNE 30,
                                                                       2002
                                                                  -------------
                                                                  (IN THOUSANDS)
Impairment of long-lived assets (Note 4).........................   $ 190,266
Impairment of goodwill (Note 3)..................................      73,080
Lease termination and other exit costs (Note 5)..................       4,820
                                                                    ---------
                                                                    $ 268,166
                                                                    =========

3. SFAS NO. 141, BUSINESS COMBINATIONS AND SFAS NO. 142, GOODWILL AND OTHER INTANGIBLE ASSETS

      In June 2001, the FASB issued SFAS No. 141, Business Combinations, which prohibits the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001 and addresses the accounting for purchase method business combinations completed after June 30, 2001. Also in June 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets. For existing acquisitions, the provisions of SFAS No. 142 were effective as of January 1, 2002 and are generally effective for business combinations initiated after June 30, 2001. SFAS No. 142 includes provisions regarding the reclassification of certain existing recognized intangibles as goodwill, reassessment of the useful lives of existing recognized intangibles, the cessation of amortization related to goodwill and indefinite-lived intangibles, and the testing for impairment of goodwill and other intangibles annually or more frequently if circumstances warrant. Additionally, SFAS No. 142 requires that within six months of adoption of SFAS No. 142, goodwill be tested for impairment at the reporting unit level as of the date of adoption.

      We adopted SFAS No. 142 as of January 1, 2002 and we reclassified $30.0 million of intangible assets previously identified as an assembled workforce intangible to goodwill. Additionally at adoption of SFAS No. 142, we stopped amortizing goodwill of $659.1 million, as well as goodwill of $118.6 million associated with our investment in ASI accounted for under the equity method of accounting. The unaudited as adjusted financial information below assumes that the cessation of amortization occurred as of January 1, 2001.

                                          FOR THE THREE MONTHS ENDED                       FOR THE SIX MONTHS ENDED
                                                    JUNE 30,                                        JUNE 30,
                                   ------------------------------------------      ------------------------------------------
                                                                  AS ADJUSTED                                     AS ADJUSTED
                                     2002            2001            2001            2002            2001            2001
                                   ---------       ---------      -----------      ---------       ---------      -----------
                                                            (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
Net revenues ................      $ 409,884       $ 350,169       $ 350,169       $ 759,525       $ 830,792       $ 830,792
Cost of revenues -- including
  purchases from ASI ........        397,503         342,158         342,158         760,615         740,996         740,996
                                   ---------       ---------       ---------       ---------       ---------       ---------
Gross profit (loss) .........         12,381           8,011           8,011          (1,090)         89,796          89,796
Operating expenses ..........        329,723          80,471          61,079         388,480         168,003         127,857
                                   ---------       ---------       ---------       ---------       ---------       ---------
Operating loss ..............       (317,342)        (72,460)        (53,068)       (389,570)        (78,207)        (38,061)
Other expense, net ..........         37,647          42,331          42,331          75,337          84,860          84,860
                                   ---------       ---------       ---------       ---------       ---------       ---------
Loss before income taxes,
  equity in loss of investees
  and minority interest .....       (354,989)       (114,791)        (95,399)       (464,907)       (163,067)       (122,921)
Provision (benefit) for

  income taxes ..............        (25,440)        (25,673)        (25,673)        (47,973)        (30,983)        (30,983)
Equity in loss of investees .        (53,071)        (26,345)        (17,392)       (151,741)        (52,593)        (34,777)
Minority interest ...........           (908)           (828)           (828)         (2,661)           (828)           (828)
                                   ---------       ---------       ---------       ---------       ---------       ---------
Net loss ....................      $(383,528)      $(116,291)      $ (87,946)      $(571,336)      $(185,505)      $(127,543)
                                   =========       =========       =========       =========       =========       =========
Basic net loss per share ....      $   (2.33)      $   (0.76)      $   (0.57)      $   (3.49)      $   (1.21)      $   (0.83)
                                   =========       =========       =========       =========       =========       =========
Diluted net loss per share ..      $   (2.33)      $   (0.76)      $   (0.57)      $   (3.49)      $   (1.21)      $   (0.83)
                                   =========       =========       =========       =========       =========       =========


As of the adoption date of the standard, we have reassessed the useful lives of our identified intangibles and they continue to be appropriate. Goodwill and other intangible assets are attributable to two reporting units, packaging and test services. We completed the initial impairment test during the second quarter of 2002. Based on the comparison of the fair value of the reporting units with their respective carrying values each as of January 1, 2002, we concluded that goodwill associated with our packaging and test services reporting units was not impaired as of adoption. An appraisal firm was engaged to assist in the determination of the fair value of our reporting units. The determination of fair value was based on projected cash flows.

      SFAS No. 142 provides that goodwill of a reporting unit be tested for impairment on an annual basis and between annual tests in certain circumstances including a significant adverse change in the business climate and testing for recoverability of long-lived assets. Our test services assets and several non-core packaging services assets remained at low utilization rates during the second quarter of 2002 and are no longer expected to reach previously anticipated utilization levels. As discussed in Note 4 we tested the recoverability of such assets as of June 30, 2002 and concluded that a portion of those assets was impaired. Accordingly we retested goodwill for impairment as of June 30, 2002, and concluded that the carrying value of the assets and liabilities associated with the test services reporting unit exceeded its fair value. As of June 30, 2002, we recognized a $73.1 million goodwill impairment charge. Such impairment charge was measured by comparing the implied fair value of the goodwill associated with the test services reporting unit to its carrying value. An appraisal firm was engaged to assist in the determination of the fair value of our reporting units. The determination of fair value was based on projected cash flows.

The changes in the carrying value of goodwill by reporting unit are as follows:

                                    PACKAGING          TEST
                                     SERVICES        SERVICES           TOTAL
                                    ---------        --------         ---------
                                                  (IN THOUSANDS)
Balance as of January 1, 2002        $586,344        $ 72,786         $ 659,130
Goodwill acquired ...........          35,202              --            35,202
Goodwill impairment .........              --         (73,080)          (73,080)
Translation adjustments .....           2,501             294             2,795
                                     --------        --------         ---------
Balance as of June 30, 2002 .        $624,047        $     --         $ 624,047
                                     ========        ========         =========

4. SFAS NO. 144, ACCOUNTING FOR THE IMPAIRMENT OR DISPOSAL OF LONG-LIVED ASSETS

      In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes Statement of Financial Accounting Standards No. 121. This standard provides a single accounting model for long-lived assets to be disposed of by sale and establishes additional criteria that would have to be met to classify an asset as held for sale. The carrying amount of an asset or asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset or asset group. Estimates of future cash flows used to test the recoverability of a long-lived asset or asset group must incorporate the entity's own assumptions about its use of the asset or asset group and must factor in all available evidence. SFAS No. 144 requires that long-lived assets be tested for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. Such events include significant under-performance relative to the expected historical or projected future operating results; significant changes in the manner of use of the assets; significant negative industry or economic trends and significant changes in market capitalization.

      Although significant recovery was noted in our company's core packaging services during the second quarter of 2002, our test services assets and several non-core packaging services assets remained at low utilization rates relative to our projections, and are no longer expected to reach previously anticipated utilization levels. In addition, during the second quarter of 2002, we experienced a significant decline in our market capitalization. These events triggered an impairment review in accordance with SFAS No. 144. This review included a company wide evaluation of underutilized assets that could be sold and a detailed update of our operating and cash flow projections. As a result of this analysis, we identified $19.8 million of test and packaging fixed assets to be disposed. We recognized a $18.7 million impairment charge to reduce the carrying value of the test and packaging fixed assets to be disposed to their fair value less cost to sell. Fair value of the assets to be disposed was determined with the assistance of an appraisal firm and available information on the resale value of the equipment. Additionally we tested for impairment our long-lived test assets that are held and used, including intangible assets that we are amortizing, and certain non-core packaging fixed assets that are held and used. For the test and packaging assets that are held and used, we recognized a $171.6 million impairment charge to reduce the carrying value of those assets to fair value. An appraisal firm was engaged to assist in the determination of the fair value of the assets held for use. The determination of fair value was based on projected cash flows.

5. RESTRUCTURING CHARGE

      During the second quarter of 2002, we consolidated some of our U.S. office locations and closed our San Jose test facility. Test development is now centralized in our primary test development center in Wichita, Kansas. These activities were designed to reduce expenses and enhance operational efficiencies. In connection with these activities we recognized $4.8 million in lease cancellation costs and other facility exit expenses.

6. ACQUISITIONS

      In April 2002, we acquired the semiconductor packaging business of Citizen Watch Co., Ltd. located in the Iwate prefecture in Japan. The business acquired includes a manufacturing facility, over 80 employees and intellectual property. The purchase price included a $7.8 million cash payment at closing. We are required to make additional payments one year from closing for the amount of the deferred purchased price as well as contingent payments, which together cannot be less than 1.7 billion Japanese yen and cannot exceed 2.4 billion Japanese yen ($14.2 million to $20.0 million based on the spot exchange rate at June 30, 2002). If we make the additional contingent payments of 700 million Japanese yen ($5.8 million based on the spot exchange rate at June 30, 2002), we will record them as additional amounts of purchase price effective as of the date the contingency is resolved in January 2003. In accordance with the new accounting standards related to purchase business combinations and goodwill, we recorded $19.6 million of intangible assets for patent rights that are amortizable over 7 years. The fair value of the other assets acquired and liabilities assumed was approximately $2.5 million for fixed assets, $0.1 million for inventory and other assets and $14.2 million for the deferred purchase price payment and minimum amount of the contingent payments. Such net assets principally relate to our packaging services reporting unit.

      Additionally, in April 2002, we signed a non-binding memorandum of understanding with Fujitsu Limited to acquire Fujitsu's packaging and test operation in Kagoshima, Japan. The formation and structure of the acquisition are subject to the negotiation and execution of definitive agreements as well as any necessary corporate and regulatory approvals. We currently anticipate that the transaction will be completed in the fourth quarter of 2002.

      In January 2002, we acquired Agilent Technologies, Inc.'s packaging business related to semiconductor packages utilized in printers for $2.8 million in cash. The acquired tangible assets were integrated into our existing manufacturing facilities. The purchase price was principally allocated to the tangible assets of our packaging services reporting unit. Our results of operations were not significantly impacted by this acquisition.

      In July 2001, we acquired, in separate transactions, 69% of Taiwan Semiconductor Technology Corporation (TSTC) and 98% of Sampo Semiconductor Corporation (SSC) in Taiwan. Including our prior ownership interest in TSTC, we now own 94% of the outstanding shares of TSTC. The combined purchase price was paid with the issuance of 4.9 million shares of our common stock valued at $87.9 million based on our closing share price two days prior to each acquisition, the assumption of $34.8 million of debt and $3.7 million of cash consideration, net of acquired cash. The carrying value of our prior investment in TSTC was $17.8 million. In connection with earn-out provisions that provided for additional purchase price based in part on the results of the acquisitions, we issued an additional 1.8 million shares in January 2002 and recorded an additional $35.2 million in goodwill.

      In January 2001, Amkor Iwate Corporation commenced operations and acquired from Toshiba a packaging and test facility located in the Iwate prefecture in Japan. The total purchase price of $77.1 million was financed by a short-term note payable to Toshiba of $21.1 million, $47.0 million in other financing from a Toshiba financing affiliate and cash on hand. Amkor Iwate provides packaging and test services to Toshiba's Iwate factory under a long-term supply agreement based on a cost plus calculation. We currently own 60% of Amkor Iwate and Toshiba owns the balance of the outstanding shares. By January 2004 we are required to purchase the remaining 40% of the outstanding shares of Amkor Iwate from Toshiba. The share purchase price will be determined based on the performance of the joint venture during the three-year period but cannot be less than 1 billion Japanese yen and cannot exceed 4 billion Japanese yen ($8.3 million to $33.3 million based on the spot exchange rate at June 30, 2002).

7. OUR INVESTMENT IN ANAM SEMICONDUCTOR, INC. (ASI)

      Financial Information for ASI

      The following summary of consolidated financial information was derived from the consolidated financial statements of ASI.

                                                                             FOR THE SIX MONTHS ENDED
                                                                                     JUNE 30,
                                                                             ------------------------
                                                                               2002            2001
                                                                             --------        --------
                                                                                  (IN THOUSANDS)
SUMMARY INCOME STATEMENT INFORMATION FOR ASI
Net revenues ........................................................        $109,899        $ 70,449
Gross profit (loss) .................................................         (40,057)        (49,662)
Net loss ............................................................         (29,172)        (84,335)

                                                                             JUNE 30,      DECEMBER 31,
                                                                               2002            2001
                                                                             --------        --------
                                                                                  (IN THOUSANDS)
SUMMARY BALANCE SHEET INFORMATION FOR ASI
Cash, including restricted cash and bank deposits ...................        $ 88,382        $ 84,721
Current assets ......................................................         164,966         144,898
Property, plant and equipment, net ..................................         566,399         646,298
Noncurrent assets (including property, plant and equipment) .........         686,323         770,932
Current liabilities .................................................         106,156         134,727
Total debt and other long-term financing (including current portion)          192,882         238,970
Noncurrent liabilities (including debt and other long-term financing)         164,976         175,487
Total stockholders' equity ..........................................         580,157         605,616

      We evaluate our investment in ASI for impairment due to declines in market value that are considered other than temporary. Such evaluation includes an assessment of general economic and company specific considerations such as regular customer forecasts provided by Texas Instruments, the largest customer for the output of ASI's foundry, regularly updated projections of ASI operating results, and other indications of value including valuations indicated by possible strategic transactions involving ASI that Amkor and ASI have explored. In the event of a determination that a decline in market value is other than temporary, a charge to earnings is recorded for the unrealized loss, and a new cost basis in the investment is established. The stock prices of semiconductor companies' stocks, including ASI and its competitors, have experienced significant volatility beginning in 2000 and continuing into 2002. The weakness in the semiconductor industry has affected the demand for the wafer output from ASI's foundry and the market value of ASI's stock as traded on the Korea Stock Exchange. During the three months ended March 31, 2002, we recorded a $96.6 million impairment charge to reduce the carrying value of our investment in ASI to ASI's market value based on its closing share price on March 31, 2002. During the three months ended June 30, 2002, we recorded an additional impairment charge of $43.0 million to reduce the carrying value of our investment in ASI to its fair value of $4.74 per share based on negotiations with a third party to acquire a portion of our interest in ASI. These negotiations culminated into the signing of an agreement on July 10, 2002. Additional information regarding the partial sale of our investment in ASI is included in Note 17, Subsequent Events. At June 30, 2002 and July 31, 2002, ASI's stock price was $3.80 per share and $4.21 per share, respectively.

8.   INVENTORIES

   Inventories consist of raw materials and purchased components that are used in the semiconductor packaging process.

                                                           JUNE 30,          DECEMBER 31,
                                                            2002                2001
                                                         -----------         -----------
                                                                 (IN THOUSANDS)
Raw materials and purchased components...........        $    70,511         $    64,752
Work-in-process..................................              9,647               9,032
                                                         -----------         -----------
                                                         $    80,158         $    73,784
                                                         ===========         ===========

9. PROPERTY, PLANT AND EQUIPMENT

      Property, plant and equipment consist of the following:

                                                           JUNE 30,          DECEMBER 31,
                                                            2002                2001
                                                         -----------         -----------
                                                                 (IN THOUSANDS)
Land ............................................        $    89,042         $    88,667
Buildings and improvements ......................            516,469             495,104
Machinery and equipment .........................          1,506,474           1,661,140
Furniture, fixtures and other equipment .........            121,731             118,069
Construction in progress ........................             47,050              63,782
                                                         -----------         -----------
                                                           2,280,766           2,426,762
Less -- Accumulated depreciation and amortization         (1,198,002)         (1,034,488)
                                                         -----------         -----------
                                                         $ 1,082,764         $ 1,392,274
                                                         ===========         ===========

      As described in Note 4, we recorded a $185.5 million impairment charge associated with our test and packaging fixed assets. Such impairment charge principally related to machinery and equipment.

10. ACQUIRED INTANGIBLES

      Acquired intangibles consist of the following:

                                                           JUNE 30,          DECEMBER 31,
                                                            2002                2001
                                                         -----------         -----------
                                                                 (IN THOUSANDS)
Patents and technology rights....................        $    61,950         $    46,713
Less -- Accumulated amortization.................            (12,829)             (9,663)
                                                         -----------         -----------
                                                         $    49,121         $    37,050
                                                         ===========         ===========

      The estimated annual amortization expense for each of the next five years ending on December 31 is $7.7 million. The weighted average amortization period for the patents and technology rights is 8 years. As described in Note 4, we reduced the carrying value of our test services patents and technology rights by a $4.8 million impairment charge.

11. INVESTMENTS

      Investments include equity investments in affiliated companies and noncurrent marketable securities as follows:

                                                           JUNE 30,          DECEMBER 31,
                                                            2002                2001
                                                         -----------         -----------
                                                                 (IN THOUSANDS)
Equity investments under the equity method:

  ASI (ownership of 42%) (see Note 3 and 17).....        $   226,232         $   377,947
  Other equity investments (20% - 50% owned).....              1,035                 966
                                                         -----------         -----------
     Total equity investments....................            227,267             378,913
Marketable securities classified as available for
  sale                                                         4,069               4,038
                                                         -----------         -----------
                                                         $   231,336         $   382,951
                                                         ===========         ===========

12. ACCRUED EXPENSES

      Accrued expenses consist of the following:

                                                           JUNE 30,          DECEMBER 31,
                                                            2002                2001
                                                         -----------         -----------
                                                                 (IN THOUSANDS)
Accrued income taxes.............................        $    46,861         $    53,364
Accrued interest.................................             32,731              32,584
Accrued payroll..................................             27,793              20,813
Other accrued expenses...........................             64,482              38,783
                                                         -----------         -----------
                                                         $   171,867         $   145,544
                                                         ===========         ===========

13. DEBT

   Following is a summary of short-term borrowings and long-term debt:

                                                           JUNE 30,          DECEMBER 31,
                                                             2002               2001
                                                         -----------         -----------
                                                                 (IN THOUSANDS)
Secured bank facility:
  Term B loans, LIBOR plus 4% due September 2005.        $    97,618         $    97,706
  $100.0 million revolving line of credit, LIBOR
    plus 2% - 2.75% due March 2005                                --                  --
9.25% Senior notes due May 2006..................            425,000             425,000
9.25% Senior notes due February 2008.............            500,000             500,000
10.5% Senior subordinated notes due May 2009.....            200,000             200,000
5.75% Convertible subordinated notes due June
  2006, convertible at $35.00 per share..........            250,000             250,000
5% Convertible subordinated notes due March 2007,
  convertible at $57.34 per share................            258,750             258,750
Other debt.......................................             88,839              94,812
                                                         -----------         -----------
                                                           1,820,207           1,826,268
Less -- Short-term borrowings and current portion
  of long-term debt                                          (58,625)            (54,815)
                                                         -----------         -----------
                                                         $ 1,761,582         $ 1,771,453
                                                         ===========         ===========

      Interest expense related to short-term borrowings and long-term debt is presented net of interest income of $1.9 million and $5.4 million for the six months ended June 30, 2002 and 2001, respectively, in the accompanying consolidated statements of operations.

14. EARNINGS PER SHARE

      Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," requires dual presentation of basic and diluted earnings per share on the face of the income statement. Basic EPS is computed using only the weighted average number of common shares outstanding for the period, while diluted EPS is computed assuming conversion of all dilutive securities, such as options. For the three and six months ended June 30, 2002, 2.1 million shares and 2.3 million shares, respectively, for outstanding options, convertible notes and warrants for common stock were excluded from the computation of diluted earnings per share as a result of the antidilutive effect. For the three and six months ended June 30, 2001, 3.0 million shares and 2.5 million shares, respectively, for outstanding options, convertible notes and warrants for common stock were excluded from the computation of diluted earnings per share as a result of the antidilutive effect.

15. SEGMENT INFORMATION

      In accordance with SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," we have two reportable segments, packaging and test services and wafer fabrication services. These segments are managed separately because the services provided by each segment require different technology and marketing strategies.

      Packaging and Test Services. Through our factories located in the Philippines, Korea, Japan, Taiwan and China, we offer a complete and integrated set of packaging and test services including integrated circuit (IC) packaging design, leadframe and substrate design, IC package packaging, final testing, burn-in, reliability testing and thermal and electrical characterization.

      Wafer Fabrication Services. Through our wafer fabrication services division, we provide marketing, engineering and support services for ASI's wafer foundry, under a long-term supply agreement.

      We derived 93.3% and 67.2% of our wafer fabrication revenues from Texas Instruments (TI) for the six months ended June 30, 2002 and 2001, respectively. Total net revenues derived from TI accounted for 15.5% and 7.5% of our consolidated net revenues for the six months ended June 30, 2002 and 2001, respectively. With the commencement of operations of Amkor Iwate and the acquisition of a packaging and test facility from Toshiba, total net revenues derived from Toshiba accounted for 11.8% and 14.6% of our consolidated net revenues for the six months ended June 30, 2002 and 2001, respectively.

      The accounting policies for segment reporting are the same as those for our consolidated financial statements. We evaluate our operating segments based on operating income. Summarized financial information concerning reportable segments is shown in the following table. The "Other" column includes the elimination of inter-segment balances and corporate assets which include cash and cash equivalents, non-operating balances due from affiliates, investment in equity affiliates and other investments.

                                         PACKAGING           WAFER
                                         AND TEST         FABRICATION        OTHER             TOTAL
                                        -----------       -----------       --------        -----------
Three Months Ended June 30, 2002
  Net revenues .................        $   350,471         $ 59,413              --        $   409,884
  Gross profit .................              6,445            5,936              --             12,381
  Operating income (loss) ......           (320,652)           3,310              --           (317,342)

Three Months Ended June 30, 2001
  Net revenues .................        $   311,423         $ 38,746        $     --        $   350,169
  Gross profit .................              4,089            3,922              --              8,011
  Operating income (loss) ......            (74,168)           1,708              --            (72,460)

Six Months Ended June 30, 2002
  Net revenues .................        $   639,426         $120,099        $     --        $   759,525
  Gross profit (loss) ..........            (13,078)          11,988              --             (1,090)
  Operating income (loss) ......           (396,786)           7,216              --           (389,570)

Six Months Ended June 30, 2001
  Net revenues .................        $   750,836         $ 79,956        $     --        $   830,792
  Gross profit .................             82,061            7,735              --             89,796
  Operating income (loss) ......            (81,389)           3,182              --            (78,207)

Total  Assets
  June 30, 2002 ................        $ 2,262,260         $120,465        $412,135        $ 2,794,860
  December 31, 2001 ............          2,540,020           87,953         595,345          3,223,318

      The following presents property, plant and equipment, net based on the location of the asset.

                                                    JUNE 30,         DECEMBER 31,
                                                     2002                2001
                                                  ----------         ------------
                                                          (IN THOUSANDS)
Property, Plant and Equipment, net
  United States ........................          $   88,139          $   87,776
  Philippines ..........................             320,201             471,302
  Korea ................................             528,702             698,448
  Taiwan ...............................              87,453              90,088
  Japan ................................              44,371              35,074
  China ................................              13,229               9,093
  Other foreign countries ..............                 669                 493
                                                  ----------          ----------
                                                  $1,082,764          $1,392,274
                                                  ==========          ==========

16. COMMITMENTS AND CONTINGENCIES

      Amkor is involved in various claims incidental to the conduct of our business. Based on consultation with legal counsel, we do not believe that any claims, either individually or in the aggregate, to which the company is a party will have a material adverse effect on our financial condition or results of operations.

      We are disputing certain amounts due under a technology license agreement with a third party. To date, this dispute has not involved the judicial systems. We remit to the third party our estimate of amounts due under this agreement. Depending on the outcome of this dispute, the ultimate amount payable by us, as of June 30, 2002, could be up to an additional $16.1 million. The third party is not actively pursuing resolution to this dispute and we have not accrued the potential additional amount.

17. SUBSEQUENT EVENTS

      During July 2002, we entered into definitive agreements to sell 20 million shares of common stock of Anam Semiconductor, Inc. (ASI) at a price of 5,700 Korean won per share ($4.74 per share based on the spot exchange rate at June 30, 2002) to the Dongbu Group. The Dongbu Group comprises Dongbu Corporation, Dongbu Fire Insurance Co., Ltd. and Dongbu Life Insurance Co., Ltd., all of which are Korean corporations and are collectively referred herein as "Dongbu". The transaction is currently scheduled to close on August 28, 2002. The proceeds from the sale will used to repay all amounts outstanding under our bank debt. Upon repayment of the bank debt, we will seek to simplify the financial covenants associated with the revolving line of credit or seek a new line of credit. If the transaction with Dongbu does not close as expected, we expect that we will seek an amendment or waiver by March 31, 2003 of the financial covenants associated with the bank debt. One of the conditions to closing of this transaction is that Dongbu, ASI and Texas Instruments enter into a letter of intent to consummate a Technology Transfer Agreement and a Manufacturing and Purchase Agreement. As of the date of this filing we have received a 50% deposit from Dongbu. The balance of the purchase price is payable within two weeks after the closing date. Following the transaction, Amkor will own 27.7 million shares of ASI. The carrying value of our remaining investment in ASI will be valued at approximately $131.4 million, based on the June 30, 2002 investment balance. Dongbu's recent purchase of 12.0 million newly issued shares of ASI together with its purchase of Amkor's 20 million shares will reduce Amkor's ownership interest in ASI to approximately 22%. We cannot assure you that Dongbu, ASI and Texas Instruments will reach agreement on a letter of intent as required to consummate these transactions. In order to reach agreement on the letter of intent, the parties will need to reach agreement on a variety of complex and difficult technical and business issues. In the event such a letter of intent cannot be agreed upon, Amkor may be required to return to Dongbu any amounts paid to Amkor by Dongbu.

      The definitive agreements with Dongbu also provide that Amkor, ASI and Dongbu will reach agreement no later than September 30, 2002 to terminate Amkor's foundry agreement with ASI. In consideration of such termination, Dongbu will pay Amkor at least $45.0 million and no more than $65.0 million. Under the terms of the foundry agreement, Amkor has exclusive rights to sell all the output of ASI's foundry until 2008. If an agreement can be reached by September 30, 2002, we will reflect our wafer fabrication services segment as a discontinued operation. In addition, pursuant to the definitive agreements, (1) Amkor and Dongbu agreed to use reasonable best efforts to cause Dongbu Electronics and ASI to be merged together as soon as practicable, (2) Amkor and Dongbu agreed to cause ASI to use the proceeds ASI received from its sale of stock to Dongbu to purchase shares in Dongbu Electronics and (3) Amkor and Dongbu agreed to use their best efforts to provide releases and indemnifications to the chairman, directors and officers of ASI, either past or incumbent, from any and all liabilities arising out of the performance of their duties at ASI between January 1, 1995 and December 31, 2001. The last provision would provide a release and indemnification for James Kim, our CEO and Chairman, and members of his family. We are not aware of any claims or other liabilities which these individuals would be released from or for which they would receive indemnification.

      In connection with the planned disposition of a portion of our interest in ASI, we acquired a 10% interest in Acqutek from ASI for a total purchase price of $1.9 million. Acqutek supplies materials to the semiconductor industry and is a publicly traded company in Korea that had previously been owned 20% by ASI and which an entity controlled by the family of James Kim, currently holds a 25% ownership interest. We have historically purchased and continue to purchase lead frames from Acqutek. Total purchases from Acqutek included in cost of revenue for the six months ended June 30, 2002 and 2001 was $6.3 million and $8.7 million, respectively. We believe these transactions with Acqutek were conducted on an arms-length basis in the ordinary course of business.

                             AMKOR TECHNOLOGY, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (IN THOUSANDS EXCEPT RATIO DATA)


                                                                        YEAR ENDED DECEMBER 31,                     SIX MONTHS ENDED
                                                   -------------------------------------------------------------        JUNE 30,
                                                     1997          1998        1999        2000          2001            2002
                                                   ---------     --------    --------    ---------     ---------    ----------------
Earnings
  Income (loss) before income taxes, equity in
   income  (loss) of investees and
   minority interest .........................     $  61,006     $100,735    $105,288    $ 197,429     $(429,950)     $(464,907)

  Interest expense ...........................        37,993       25,860      61,803      127,027       152,067         71,377

  Amortization of debt issuance costs ........            --        1,217       3,466        7,013        22,321          4,115

  Interest portion of rent ...................         2,236        2,584       3,481        4,567         7,282          2,720

  Less (earnings) loss of affiliates .........          (512)          --       2,622           --            --             --
                                                   ---------     --------    --------    ---------     ---------      ---------

                                                   $ 100,723     $130,396    $176,660    $ 336,036     $(248,280)     $(386,695)
                                                   =========     ========    ========    =========     =========      =========

Fixed Charges
  Interest expense ...........................        37,993       25,860      61,803      127,027       152,067         71,377

  Amortization of debt issuance costs ........            --        1,217       3,466        7,013        22,321          4,115

  Interest portion of rent ...................         2,236        2,584       3,481        4,567         7,282          2,720
                                                   ---------     --------    --------    ---------     ---------      ---------

                                                   $  40,229     $ 29,661    $ 68,750    $ 138,607     $ 181,670      $  78,212
                                                   =========     ========    ========    =========     =========      =========

Ratio of earnings to fixed charges ...........          2.5x         4.4x        2.6x         2.4x          -- x(1)        -- x(1)
                                                   =========     ========    ========    =========     =========      =========



(1) The ratio of earnings to fixed charges was less than 1:1 for the six months ended June 30, 2002. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $464.9 million of earnings in the six months ended June 30, 2002. We recorded charges totaling $268.2 million in the six months ended June 30, 2002 for goodwill and long-lived asset impairments, lease termination costs and other exit costs. The ratio of earnings to fixed charges was less than 1:1 for the year ended December 31, 2001. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $430.0 million of earnings in the year ended December 31, 2001.

                             AMKOR TECHNOLOGY, INC.

Financial Statements for Amkor Technology. Inc. for the fiscal quarter ended September 30, 2002 as set forth on pages 4 through 6 of Amkor's Current Report on Form 8-K filed with the SEC on October 30, 2002

Amkor Reports Third Quarter 2002 Results

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     For the Three Months Ended September 30
                      (in thousands, except per share data)

                                                                                                       Pro Forma (1)
                                                                            2002            2001            2001
                                                                            ----            ----            ----
Net revenues
     Assembly and Test                                                   $ 393,563       $ 288,529       $ 288,529
     Wafer Fab                                                              60,365          46,187          46,187
                                                                         ---------       ---------       ---------
          Total                                                            453,928         334,716         334,716

Cost of revenues -- including purchases from ASI                           401,555         346,355         346,355
                                                                         ---------       ---------       ---------

Gross profit (loss)                                                         52,373         (11,639)        (11,639)
                                                                         ---------       ---------       ---------

Operating expenses:
Selling, general and administrative                                         47,103          47,847          47,847
Research and development                                                     7,622           9,784           9,784
(Gain)/Loss on disposal of assets                                             (200)          3,132           3,132
Special charges (2)                                                         13,819               0               0
Amortization of goodwill & other acquired intangibles                        2,000          21,214           1,184
                                                                         ---------       ---------       ---------
Total operating expenses                                                    70,344          81,977          61,947
                                                                         ---------       ---------       ---------
Operating income (loss)                                                    (17,971)        (93,616)        (73,586)
                                                                         ---------       ---------       ---------

Other (income) expense:
Interest expense, net                                                       37,391          37,904          37,904
Foreign currency loss (gain)                                                  (813)         (1,071)         (1,071)
Other expense (income), net                                                    991          (1,513)         (1,513)
                                                                         ---------       ---------       ---------
Total other expense                                                         37,569          35,320          35,320
                                                                         ---------       ---------       ---------

Income (loss) before income taxes and equity in income of investees        (55,540)       (128,936)       (108,906)
Provision (benefit) for income taxes                                       (10,109)        (24,498)        (24,498)
Equity in (loss) of investees                                              (12,532)        (14,732)        (14,732)
Amortization of equity method goodwill                                           0          (8,929)              0
Loss on impairment/Sale of equity investment                                (1,767)              0               0
Minority Interest                                                              423            (645)           (645)
                                                                         ---------       ---------       ---------
Net income (loss)                                                        $ (59,307)      $(128,744)      $ (99,785)
                                                                         =========       =========       =========

Per Share Data:
Basic net income (loss) per common share                                 $   (0.36)      $   (0.80)      $   (0.62)
                                                                         =========       =========       =========

Diluted net income (loss) per common share                               $   (0.36)      $   (0.80)      $   (0.62)
                                                                         =========       =========       =========

Shares used in computing basic net income (loss) per common share          164,489         160,581         160,581
                                                                         =========       =========       =========

Shares used in computing diluted net income (loss) per common share        164,489         160,581         160,581
                                                                         =========       =========       =========

(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)   Special charges include the following:

            Loss of FAS 142 Impairment                                   $      --
            Loss on FAS 144 Impairment                                          --
            Loss on facility shutdowns                                      13,819
                                                                         ---------
                                                                            13,819
                                                                         =========

Amkor Reports Third Quarter 2002 Results

                             AMKOR TECHNOLOGY, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                     For the Nine Months Ended September 30
                      (in thousands, except per share data)

                                                                                                            Pro Forma (1)
                                                                             2002              2001              2001
                                                                             ----              ----              ----
Net revenues
     Assembly and Test                                                   $ 1,032,989       $ 1,039,365       $ 1,039,365
     Wafer Fab                                                               180,464           126,143           126,143
                                                                         -----------       -----------       -----------
          Total                                                            1,213,453         1,165,508         1,165,508

Cost of revenues -- including purchases from ASI                           1,162,170         1,087,351         1,087,351
                                                                         -----------       -----------       -----------

Gross profit (loss)                                                           51,283            78,157            78,157
                                                                         -----------       -----------       -----------

Operating expenses:
Selling, general and administrative                                          144,397           153,206           153,206
Research and development                                                      24,535            28,421            28,421
Loss on disposal of assets                                                     2,912             4,654             4,654
Special charges (2)                                                          281,985                 0                 0
Amortization of goodwill & other acquired intangibles                          4,995            63,699             3,523
                                                                         -----------       -----------       -----------
Total operating expenses                                                     458,824           249,980           189,804
                                                                         -----------       -----------       -----------
Operating income (loss)                                                     (407,541)         (171,823)         (111,647)
                                                                         -----------       -----------       -----------

Other (income) expense:
Interest expense, net                                                        111,010           123,110           123,110
Foreign currency loss (gain)                                                   1,892                (6)               (6)
Other expense (income), net                                                        4            (2,924)           (2,924)
                                                                         -----------       -----------       -----------
Total other expense                                                          112,906           120,180           120,180
                                                                         -----------       -----------       -----------

Income (loss) before income taxes and equity in income of investees         (520,447)         (292,003)         (231,827)
Provision (benefit) for income taxes                                         (58,082)          (55,481)          (55,481)
Equity in (loss) of investees                                                (24,737)          (49,509)          (49,509)
Amortization of equity method goodwill                                             0           (26,745)                0
Loss on impairment/Sale of equity investment                                (141,303)                0                 0
Minority Interest                                                             (2,238)           (1,473)           (1,473)
                                                                         -----------       -----------       -----------
Net income (loss)                                                        $  (630,643)      $  (314,249)      $  (227,328)
                                                                         ===========       ===========       ===========

Per Share Data:
Basic net income (loss) per common share                                 $     (3.85)      $     (2.02)      $     (1.46)
                                                                         ===========       ===========       ===========

Diluted net income (loss) per common share                               $     (3.85)      $     (2.02)      $     (1.46)
                                                                         ===========       ===========       ===========

Shares used in computing basic net income (loss) per common share            163,854           155,594           155,594
                                                                         ===========       ===========       ===========

Shares used in computing diluted net income (loss) per common share          163,854           155,594           155,594
                                                                         ===========       ===========       ===========


(1) The Pro Forma results exclude the effects of the amortization of goodwill and the amortization of the difference between the cost of our equity investments and our share of the underlying net assets.

(2)   Special charges include the following:

               Loss of FAS 142 Impairment                                $    73,080
               Loss on FAS 144 Impairment                                    190,266
               Loss on facility shutdowns                                     18,639
                                                                         -----------
                                                                             281,985
                                                                         ===========

Amkor Reports Third Quarter 2002 Results

                             AMKOR TECHNOLOGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                                                                 September 30,      December 31,
                                                                                     2002              2001
                                                                                     ----              ----
                                                                                  (unaudited)
Assets
Current assets:
      Cash and cash equivalents                                                   $   235,038       $   200,057
      Accounts receivable --
          Trade, net of allowance for doubtful accounts of $6,893 and $6,842          255,135           211,419
          Due from affiliates                                                             725               871
          Other                                                                         9,154             8,953
      Inventories                                                                      79,275            73,784
      Other current assets                                                             74,120            37,106
                                                                                  -----------       -----------
              Total current assets                                                    653,447           532,190
                                                                                  -----------       -----------
Property, plant and equipment, net                                                  1,022,454         1,392,274
                                                                                  -----------       -----------
Investments                                                                           125,973           382,951
                                                                                  -----------       -----------
Other assets:
      Due from affiliates                                                              21,348            20,518
      Goodwill                                                                        623,713           659,130
      Acquired Intangibles                                                             46,941            37,050
      Other                                                                           251,067           199,205
                                                                                  -----------       -----------
              Total other assets                                                      943,069           915,903
                                                                                  -----------       -----------
              Total assets                                                        $ 2,744,943       $ 3,223,318
                                                                                  ===========       ===========

Liabilities and Stockholders' Equity
Current liabilities:

      Bank overdraft                                                              $     6,252       $     5,116
      Short-term borrowings and current portion of long-term debt                      50,849            54,815
      Trade accounts payable                                                          174,634           148,923
      Due to affiliates                                                                46,337            16,936
      Accrued expenses                                                                195,285           145,544
                                                                                  -----------       -----------
              Total current liabilities                                               473,357           371,334
Long-term debt                                                                      1,754,809         1,771,453
Other noncurrent liabilities                                                           81,693            64,077
                                                                                  -----------       -----------
              Total liabilities                                                     2,309,859         2,206,864
                                                                                  -----------       -----------

Minority Interest                                                                      10,158             7,737

Stockholders' equity:
      Common stock                                                                        165               162
      Additional paid-in capital                                                    1,168,221         1,123,541
      Retained earnings                                                              (737,618)         (106,975)
      Receivable from stockholder                                                      (2,887)           (3,276)
      Accumulated other comprehensive losses                                           (2,955)           (4,735)
                                                                                  -----------       -----------
              Total stockholders' equity                                              424,926         1,008,717
                                                                                  -----------       -----------
              Total liabilities and stockholders' equity                          $ 2,744,943       $ 3,223,318
                                                                                  ===========       ===========

                                   SCHEDULE C

                    INFORMATION CONCERNING THE DIRECTORS AND
                  EXECUTIVE OFFICERS OF AMKOR TECHNOLOGY, INC.

      The directors and executive officers of Amkor Technology, Inc. and their positions and offices as of November 7, 2002, are set forth in the following table:


          NAME                           POSITION AND OFFICES HELD
          ----                           -------------------------

      James J. Kim                       Chief Executive Officer and Chairman

      John N. Boruch                     President and Director

      Winston J. Churchill               Director

      Thomas D. George                   Director

      Gregory K. Hinckley                Director

      Juergen Knorr                      Director

      John B. Neff                       Director

      Bruce Freyman                      Executive Vice President, Manufacturing
                                         and Product Operations

      Kenneth T. Joyce                   Executive Vice President and Chief
                                         Financial Officer

      Eric R. Larson                     Executive Vice President, Corporate
                                         Development and Wafer Fab


      The address of each director and executive officer is: c/o Amkor Technology, Inc., 1345 Enterprise Drive, West Chester, PA 19380.